Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203919

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED MAY 11, 2015.

Prospectus Supplement

(To Prospectus dated May 6, 2015)

$500,000,000

Spectrum Brands Holdings, Inc.

Common Stock

We are offering              shares of common stock. Our common stock is listed on the New York Stock Exchange, or the “NYSE,” under the symbol “SPB.” On May 8, 2015, the last reported sale price of our common stock on the NYSE was $91.35 per share.

We have granted the underwriters an option to purchase a maximum of $75,000,000 in additional shares of our common stock. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

We intend to use the net proceeds of this offering and the New Debt Securities and/or the Bridge Facility (each as defined in this prospectus supplement) to fund our acquisition (the “AAG Acquisition”) of Armored AutoGroup Parent Inc. (“AAG”) and to pay related costs, fees and expenses including, without limitations, funding the discharge and/or repayment of substantially all of AAG’s outstanding indebtedness as of the closing of the AAG Acquisition. This offering is not contingent on completion of the AAG Acquisition. If the AAG Acquisition is not completed, we intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, working capital needs, the refinancing of existing indebtedness, the expansion of our business and possible future acquisitions. See “Use of Proceeds.”

We have directed the underwriters, as part of this offering, to reserve up to 49% of the common stock offered hereby for sale, including the shares subject to the underwriters’ option to purchase additional shares, to HRG Group, Inc. (f/k/a Harbinger Group Inc.) (“HRG”) through one of its wholly owned subsidiaries. HRG owns approximately 58% of our outstanding common stock prior to this offering. No underwriting discount or commission will apply to the shares sold to HRG. Regardless of the extent of HRG’s participation in this offering, HRG will remain our majority stockholder.

Investing in our common stock involves risks. Before investing in our common stock, you should read and consider the risk factors described under “Risk Factors” beginning on page S-16 of this prospectus supplement, on page 3 of the accompanying prospectus and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to us
Per Share	$	$	$
Total	$	$	$

(1)	With respect to shares of our common stock ( shares if the underwriters exercise their option to purchase additional shares in full) to be purchased by HRG as part of this offering from the underwriters, the underwriters will not receive the underwriting discount or commission ($ per share).

If the underwriters exercise their option to purchase additional shares in full, the total underwriting discounts and commissions payable by us will be $            , and the total proceeds to us, before expenses, will be $            . The underwriters expect to deliver shares of common stock against payment on or about May    , 2015, which will be the fourth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T + 4”) and which will be after the record date for our second quarter dividend payable on June 16, 2015. As a result, purchasers of shares in this offering will not receive such dividend. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of common stock on the date of this prospectus supplement will be required, by virtue of the fact that the shares of common stock will initially settle T + 4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Credit Suisse	Deutsche Bank Securities	Jefferies

Barclays	BofA Merrill Lynch	Wells Fargo Securities

The date of this prospectus supplement is            , 2015.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our shares of common stock by Spectrum Brands Holdings, Inc. and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement as described under “Incorporation of Documents by Reference.” You should also read the documents referred to under the heading “Where You Can Find More Information” for information about us and our business.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL, STATE OR FOREIGN SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We have not authorized any other person to provide any information other than that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

The distribution of this prospectus supplement and the accompanying prospectus in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted.

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INCORPORATION OF DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have been filed with the SEC (except that, in each case, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of Form 8-K, any exhibit relating to Item 2.02 or Item 7.01 or other information “furnished,” and not filed, with the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, filed with the SEC on November 21, 2014 (our “2014 Annual Report”);

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on December 23, 2014, to the extent incorporated by reference in our 2014 Annual Report;

•	our Quarterly Reports on Form 10-Q for the quarter ended December 28, 2014, filed with the SEC on February 5, 2015, and for the quarter ended March 29, 2015, filed with the SEC on May 1, 2015 (our “Second Quarter 10-Q”);

•	our Current Reports on Form 8-K, filed with the SEC on December 8, 2014, December 19, 2014, January 14, 2015, January 22, 2015, February 2, 2015, February 6, 2015, February 20, 2015, March 20, 2015 and April 29, 2015; and

•	the description of our capital stock incorporated by reference into our registration statement on Form 8-A, filed with the SEC on May 28, 2010.

We are also incorporating by reference our two Current Reports on Form 8-K, each furnished to the SEC on May 11, 2015 (including, in each case, Item 7.01 and the exhibits furnished therewith). All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the later of the closing of the offering of the securities described in this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement will also be incorporated by reference into this prospectus supplement and the accompanying prospectus and deemed to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents; provided that, unless otherwise indicated in the applicable report, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of Form 8-K, any exhibit relating to Item 2.02 or Item 7.01 or other information “furnished,” and not filed, with the SEC.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document. Our business, financial condition, results of operations and prospects may have changed since that date.

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Upon your oral or written request, we will provide you with a copy of any and all of these filings (other than exhibits unless such exhibits are specifically incorporated by reference in such documents) at no cost. Requests should be directed to:

Office of the General Counsel,

Spectrum Brands Holdings, Inc.

3001 Deming Way, Middleton, Wisconsin 53562

Telephone No. (608) 275-3340

Except as expressly provided above, no other information (including the information on our website) is incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus supplement or the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided below.

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.spectrumbrands.com/. Our website and the contents therein or connected thereto, however, is not, and should not be deemed to be, a part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

AAG FINANCIAL INFORMATION

On May 11, 2015, we furnished to the SEC a Current Report on Form 8-K, in which we disclosed the following financial statements:

•	audited consolidated financial statements of Armored AutoGroup Parent Inc. as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014;

•	audited consolidated financial statements of Armored AutoGroup Inc. as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014; and

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•	audited consolidated financial statements of IDQ Holdings, Inc. and subsidiary as of December 31, 2014 and December 31, 2013 and for the period January 1, 2014 through March 16, 2014 (Predecessor), the period March 17, 2014 through December 31, 2014 (Successor) , for the year ended December 31, 2013 (Predecessor), for the period December 27, 2012 through December 31, 2012 (Predecessor) and for the period January 1, 2012 through December 26, 2012 (Predecessor).

On May 11, 2015, we furnished to the SEC an additional Current Report on Form 8-K, in which we disclosed the following financial statements:

•	unaudited condensed consolidated financial statements of Armored AutoGroup Inc. as of March 31, 2015 and December 31, 2014 and for the three-month periods ended March 31, 2015 and March 31, 2014; and

•	unaudited condensed consolidated financial statements of IDQ Holdings, Inc. as of March 31, 2015 and December 31, 2014 and for the three-month period ended March 31, 2015 and for the period January 1, 2014 through March 16, 2014 (Predecessor) and for the period March 17, 2014 through March 31, 2014 (Successor).

The financial statements of Armored AutoGroup Parent Inc. (“AAG”), Armored AutoGroup Inc. (“AAG Sub”) and IDQ Holdings, Inc. (“IDQ Sub”) have been incorporated by reference herein for information purposes only, and any financial statements of AAG, AAG Sub and IDQ Sub that are incorporated by reference herein in the future will be for information purposes only. Investors should take note that the aggregate of the financial statements of AAG Sub and IDQ Sub is not equivalent to the financial statements of AAG.

TRADEMARKS

We have proprietary rights to or are exclusively licensed to use a number of registered and unregistered trademarks that we believe are important to our business, including, without limitation, Rayovac, Remington, VARTA, Tetra, 8-in-1, Dingo, Nature’s Miracle, IAMS, Eukanuba, Digest-eeze, Liquid Fence, Black Flag, Wild Harvest, Marineland, FURminator, Spectracide, Cutter, Hot Shot, Garden Safe, Repel, George Foreman, Russell Hobbs, Farberware, Toastmaster, Black + Decker, Kwikset, Weiser, Baldwin, National Hardware and Pfister. Armor All, STP, A/C PRO, Arctic Freeze, Sub Zero, and Super Seal Stop Leak are trademarks of AAG. We attempt to obtain registration of our key trademarks whenever possible or practicable and pursue any infringement of those trademarks. Solely for convenience, the trademarks, service marks and tradenames referred to in this prospectus supplement and the accompany prospectus are without the “®” and “TM” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and tradenames.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data and information used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein from our own internal company surveys and management estimates, and the industry, market and competitive position data and information used throughout this prospectus supplement with respect to AAG was obtained from AAG’s own internal company surveys and management estimates, as well as from industry and general publications and research, surveys or studies conducted by third parties. Industry and general publications and research, studies and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such data and information. While we believe that these publications and research, studies and surveys are reliable, neither we nor the underwriters have independently verified such data and information and neither we nor the underwriters make any representation or warranty as to the accuracy of such data and information.

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There is only a limited amount of independent data available about our industry, market and competitive position, particularly outside of the United States. As a result, certain data and information are based on our good faith estimates, which are derived from our review of internal data and information, information that we obtain from customers and other third-party sources. We believe these internal surveys and management estimates are reliable; however, no independent sources have verified such surveys and estimates.

The industry data that we present in this prospectus supplement and the accompanying prospectus or the documents incorporated by reference herein or therein include estimates that involve risks and uncertainties and are subject to change based on various factors, including the risk factors discussed under “Risk Factors” in this prospectus supplement, the accompany prospectus and in the documents incorporated by reference and those discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

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SUMMARY

This summary highlights material information about us and this offering, but does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, as well as the risk factors discussed under “Risk Factors” in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference therein and our consolidated financial statements and the accompanying notes, which are incorporated into this prospectus supplement by reference, before investing. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

Unless otherwise indicated in this prospectus supplement or the context requires otherwise, the “Company,” “we,” “us” or “our” refers to Spectrum Brands Holdings, Inc. (“SB Holdings”) and, where applicable, its consolidated subsidiaries; “Spectrum Brands” refers to Spectrum Brands, Inc. and, where applicable, its consolidated subsidiaries; and “SB/RH Holdings” refers to SB/RH Holdings, LLC, our wholly owned direct subsidiary and the direct parent of Spectrum Brands and, where applicable, its consolidated subsidiaries. Unless otherwise indicated in this prospectus supplement, this prospectus supplement does not give effect to the AAG Acquisition (as defined below).

Our Company

We are a diversified global branded consumer products company. We manufacture and market alkaline, zinc carbon and hearing aid batteries, herbicides, insecticides and repellants and specialty pet supplies. We design and market rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. We also design, market and distribute a broad range of branded small household appliances and personal care products. We also design, manufacture, market, distribute and sell certain hardware, home improvement and plumbing products, and are a leading United States (“U.S.”) provider of residential locksets and builders’ hardware and a leading provider of faucets. Our manufacturing and product development facilities are located in the U.S., Europe, Latin America and Asia. Substantially all of our rechargeable batteries, chargers and portable lighting products, shaving and grooming products, small household appliances and personal care products are manufactured by third-party suppliers, primarily located in Asia.

We sell our products in approximately 160 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers and enjoy strong name recognition in our markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8-in-1, Dingo, Nature’s Miracle, IAMS, Eukanuba, Healthy-Hide, Digest-eeze, Spectracide, Cutter, Hot Shot, Black + Decker, George Foreman, Russell Hobbs, Black Flag, FURminator, Kwikset, Weiser, Baldwin, National Hardware, Stanley and Pfister brands. We also have patented technologies such as Smartkey, a rekeyable lockset technology, and Smart Code Home Connect.

On April 28, 2015, we entered into an agreement to acquire Armored AutoGroup Parent Inc. (“AAG”). AAG is a consumer products company consisting primarily of Armor All and STP products, two of the most recognizable brands in the automotive aftermarket appearance products and performance chemicals categories, respectively, and the A/C PRO brand of do-it-yourself automotive air conditioner recharge products. For the fiscal year ended December 31, 2014, AAG generated net sales of $410.0 million, net loss of $24.5 million, Adjusted EBITDA of $140.2 million and had $5.7 million in capital expenditures. As a result of AAG acquiring IDQ on March 17, 2014, AAG’s financial results for the fiscal year ended December 31, 2014 do not include the financial results of IDQ from January 1, 2014 to March 16, 2014, including net sales of $33.3 million during such period. See “—AAG Acquisition and Financing” and, for a definition of AAG’s Adjusted EBITDA and a reconciliation of this non-GAAP (each as defined below) measure to net income, see “—Summary Historical Financial Information and Other Data of AAG.”

Our Products

We compete in six major product categories: hardware and home improvement, consumer batteries, small appliances, pet supplies, home and garden controls and personal care. Our broad line of products includes:

•	hardware and home improvement products, including residential locksets, builders’ hardware and plumbing products;

•	consumer batteries, including alkaline and zinc carbon batteries, rechargeable batteries and chargers, hearing aid batteries, other specialty batteries and portable lighting products;

•	small appliances, including small kitchen appliances and home product appliances;

•	pet supplies, including aquatic equipment and supplies, dog and cat treats, small animal foods, clean up and training aids, health and grooming products and bedding (“Global Pet Supplies”);

•	home and garden control products, including household insect controls, insect repellents and herbicides; and

•	personal care products, including electric shaving and grooming devices, electric personal care and styling devices.

Net sales of each product category sold, as a percentage of net sales of our consolidated operations, is set forth below.

	Percentage of Total Company Net Sales
	Year Ended September 30,			Six Months Ended
	2012	2013	2014	March 30, 2014	March 29, 2015
Hardware and home improvement products	—	21%	26%	26%	26%
Consumer batteries	29%	23%	22%	22%	20%
Small appliances	24%	18%	16%	17%	18%
Pet supplies	19%	15%	14%	14%	15%
Home and garden control products	12%	10%	10%	7%	8%
Personal care	16%	13%	12%	14%	13%

	100%	100%	100%	100%	100%

Hardware and Home Improvement Products

In the hardware and home improvement product category we market and sell a broad range of residential locksets and door hardware, including knobs, levers, deadbolts, handlesets and electronics. We offer our security hardware under three main brands, Kwikset, Weiser and Baldwin. On a global basis we are one of the largest producers of tubular residential locksets. Kwikset includes opening to mid-price point residential door hardware sold primarily in the U.S. retail and wholesale channels. Products are offered under the three brands: Safe Lock, Kwikset and Kwikset Signature Series. Weiser offers opening to mid-price point residential door hardware sold primarily in the Canadian retail and wholesale channels. Baldwin offers high price point luxury hardware sold globally through the builders showroom and lumber yard channels.

As a demonstration of our design and engineering team’s ability to innovate, our patented SmartKey technology enables consumers to easily rekey their locks without hiring a locksmith. SmartKey continues to win market share across all channels of distribution and provides opportunities for further growth. Market share gains stemming from our SmartKey products further augment our overall market share in the residential lockset space.

Also in security, we are capitalizing on the emerging trend in home automation and have developed further innovation in electronics where we utilize open-platform electronics to build scalable partnerships with technology and access control industry leaders.

We also offer other hardware products that include hinges, security hardware, screen and storm door products, garage door hardware, window hardware and floor protection under the Stanley and National Hardware brand names throughout the U.S. and Canada. Although the product line is largely harmonized between the brands, the dual branding approach has been utilized to protect legacy business with key customers and avoid channel conflict.

Furthermore, we provide kitchen, bath and shower faucets as well as other plumbing products through our Pfister brand. Pfister is recognized for bringing showroom styles to the mass market at affordable prices and offers a lifetime warranty on all of its products. We have combined robust customer collaboration with consumer driven research to drive innovative products that are well-received by the market. With its affordable, quick-to-market and custom designed solutions, Pfister has an established capability to effectively service hospitality and international markets. Pfister seeks to differentiate itself from competition through its breadth of styles and finishes designed to meet consumer, plumber and builder needs.

Consumer Batteries

We market and sell a full line of alkaline batteries (AA, AAA, C, D and 9-volt sizes) to both retail and industrial customers. Our alkaline batteries are marketed and sold primarily under the Rayovac and VARTA brands. We also manufacture alkaline batteries for third parties who sell the batteries under their own private labels. Our zinc carbon batteries are also marketed and sold primarily under the Rayovac and VARTA brands and are designed for low and medium drain battery powered devices.

We believe that we are currently the largest worldwide marketer and distributor of hearing aid batteries. We sell our hearing aid batteries through retail trade channels and directly to professional audiologists under several brand names and private labels, including Beltone, Miracle Ear and Starkey.

We also sell Nickel Metal Hydride (NiMH) rechargeable batteries and a variety of battery chargers under the Rayovac and VARTA brands.

Our other specialty battery products include camera batteries, lithium batteries, silver oxide batteries, keyless entry batteries and coin cells for use in watches, cameras, calculators, communications equipment, medical instruments and on the go charges.

We also offer a broad line of battery-powered, portable lighting products, including flashlights and lanterns for both retail and industrial markets. We sell our portable lighting products under the Rayovac and VARTA brand names, under other proprietary brand names and pursuant to licensing arrangements with third parties.

Small Appliances

We market and sell a broad range of products in the branded small household appliances category under the George Foreman, Black + Decker, Russell Hobbs, Juiceman, Breadman and Toastmaster brands, including grills, bread makers, sandwich makers, kettles, toaster ovens, toasters, blenders, juicers, can openers, coffee grinders, coffeemakers, electric knives, deep fryers, food choppers, food processors, hand mixers, rice cookers and steamers. We also market small home product appliances, including hand-held irons, vacuum cleaners, air purifiers, clothes shavers and heaters, primarily under the Black + Decker and Russell Hobbs brands.

Pet Supplies

In the pet supplies product category we market and sell a variety of leading branded pet supplies for fish, dogs, cats, birds and other small domestic animals. We have a broad line of consumer and commercial aquatics products, including integrated aquarium kits, stand-alone tanks and stands, filtration systems, heaters, pumps, and other equipment, fish food and water treatment products. Our largest aquatics brands are Tetra, Marineland, Whisper, Jungle and Instant Ocean. We also sell a variety of specialty pet products, including dog and cat treats, small animal food and treats, clean up and training aid products, health and grooming aids, bedding products, and consumable accessories including privacy tents, litter carpets, crystal litter cartridges, charcoal filters, corn-based litter and replaceable waste receptacles. Our largest specialty pet brands include FURminator, 8-in-1, Dingo, Nature’s Miracle, Wild Harvest and Littermaid.

Home and Garden Control Products

In the home, lawn and garden products category, we currently sell and market a variety of leading insect and weed control products, including household insecticides, insect repellents and lawn insect and weed control solutions. We offer a broad array of household pest control solutions such as spider and scorpion killers; roach and ant killers; flying insect killers; insect foggers; wasp and hornet killers; bedbug, flea and tick control products; and roach and ant baits. We also offer powerful rodent traps and rodenticides with discreet designs that are easy to refill and reuse. Our largest brands in the household insect control and rodenticide category are Hot Shot and Black Flag.

This business segment also manufactures and markets a complete line of insect repellent products that provide protection from various outdoor nuisance pests, especially mosquitoes. These products include both personal repellents available in a variety of formulas (such as aerosols, lotions, pump sprays and wipes) to match consumers’ dynamic needs, as well as area repellents (such as yard sprays, citronella candles and patio lanterns) that let consumers enjoy the outdoors without bothersome pests. Our brands in the insect repellents category are Cutter and Repel.

In addition to providing pest solutions, our line of outdoor insect and weed control solutions allows consumers to conquer bugs and weeds, and tackle their biggest lawn and landscaping projects themselves. From selective and non-selective herbicides to pest-specific solutions, our outdoor products are available in easy-to-use formulations (such as aerosols, granules, ready-to-use or hose-end ready-to-sprays) designed to fulfill a variety of consumer needs. Our outdoor insecticide and herbicide brands include Spectracide, Garden Safe and Liquid Fence.

We have positioned ourselves as the value alternative for consumers who want products that deliver powerful performance at an exceptional value.

Personal Care

We market and sell a broad line of electric shaving and grooming products under the Remington brand name, including men’s rotary and foil shavers, beard and mustache trimmers, body, nose and ear trimmers, women’s shavers, haircut kits and intense pulsed light hair removal systems.

Our electric personal care products, marketed and sold under the Remington, Russell Hobbs, Carmen and Andrew Collinge brand names, include hand-held dryers, curling irons, straightening irons, brush irons, hair setters, facial brushes, skin appliances, electric toothbrushes and hair accessories.

AAG Acquisition and Financing

AAG Acquisition

On April 28, 2015, we entered into an Agreement and Plan of Merger (the “AAG Merger Agreement”) with AAG, Ignite Merger Sub, Inc., a direct wholly owned subsidiary of Spectrum Brands, Inc., and Avista Capital Partners II GP, LLC, as representative for the shareholders and optionholders of AAG. Under the AAG Merger Agreement, we will acquire AAG for a purchase price of approximately $1.4 billion (subject to customary adjustments for cash, debt, net working capital and transaction-related expenses described in the AAG Merger Agreement), which will be paid entirely in cash (the “AAG Acquisition”). The obligations of the parties to complete the AAG Acquisition are subject to various customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which occurred on May 8, 2015), and, in the case of our obligation to complete the acquisition, the accuracy of AAG’s representations and warranties (subject to certain qualifications), material compliance by AAG with certain pre-closing covenants and no material adverse change in AAG since the date of the AAG Merger Agreement. The AAG Merger Agreement may be terminated by mutual consent of AAG and us and under certain other circumstances, including by AAG or us if the closing of the acquisition has not occurred by June 30, 2015. For more information about the AAG Merger Agreement and the transactions contemplated thereby, see our Current Report on Form 8-K, filed with the SEC on April 29, 2015, which is incorporated by reference herein.

AAG is a consumer products company consisting primarily of the Armor All and STP product lines, two of the most recognizable brands in the automotive aftermarket appearance products and performance chemicals categories, respectively. Armor All and STP were launched in 1962 and 1954, respectively. Both brands have leading category shares in the United States. Armor All’s current product line of protectants, wipes, tire and wheel care products, glass cleaners, leather care products, air fresheners and washes is designed to clean, shine, refresh and protect interior and exterior automobile surfaces. STP’s offering of oil and fuel additives, functional fluids and automotive appearance products has a broad customer base ranging from professional racers to car enthusiasts and do-it-yourself enthusiasts. AAG’s brands offer over 200 individual automotive appearance and performance chemical products that can be found in most of the major developed countries around the world. AAG has a diversified geographic footprint with direct operations in the United States, Canada, Mexico, Australia, the United Kingdom, and China and distributor relationships in approximately 50 countries. AAG also owns IDQ Acquisition Corp. (“IDQ”), a leading manufacturer of do-it-yourself air conditioner recharge and retrofit kits and related products for the automotive aftermarket. IDQ products are sold in over 25,000 retail stores principally in the U.S. under the brands A/C PRO, Arctic Freeze, Sub Zero, and Super Seal Stop Leak.

The AAG Acquisition is part of our proven growth strategy of building and acquiring market leading brands in the consumer products category. The Armor All, STP and A/C PRO brands will expand our category reach into automotive care products, while giving our consumers the products they want for everyday use with the performance and value they expect from us (the Spectrum Value Model). We expect the AAG Acquisition to strengthen our presence and sales in the mass market and home improvement store channels in North America, and give us new cross-selling opportunities for our existing products in the automotive retail channel. In addition, we believe this acquisition will support our international expansion strategy by leveraging our existing international sales and marketing infrastructure to include the AAG products.

In addition to these sales growth opportunities, we expect to realize meaningful cost synergies from this acquisition over the next several years. These synergies would come from leveraging our existing global infrastructure and applying our shared services model to provide corporate and back office services more efficiently.

Our growth strategy is based in part on growth through acquisitions and the AAG Acquisition adds to the following three acquisitions we completed in the six months ended March 29, 2015: On October 1, 2014, we completed the acquisition of Tell Manufacturing, Inc., a leading manufacturer and distributor of commercial doors, locks and hardware. On December 31, 2014, we completed the acquisition of Proctor and Gamble’s European pet food business, consisting of the complementary IAMS and Eukanuba premium brands for dogs and cats. On January 16, 2015, we completed the acquisition of Salix Animal Health, LLC, a leading vertically integrated producer and distributor of premium, natural rawhide dog chews, treats and snacks.

Financing Transactions

We plan to fund the AAG Acquisition, including related fees and expenses, with (i) the proceeds of this offering and (ii) drawings under the Bridge Facility (as defined below) and/or proceeds from one or more series of new debt securities (which we refer to as “New Debt Securities”) in an aggregate amount of $1,000 million. As part of the AAG Acquisition, we entered into a financing commitment with the underwriters and certain of their respective affiliates, pursuant to which, and subject to certain conditions, the financial institutions committed to provide to us “back stop” bridge facilities in an aggregate amount of $1,500 million (the “Bridge Facility”). The obligations of the financial institutions to provide debt financing under the Bridge Facility are subject to a number of conditions, including, without limitation, (i) that since February 28, 2015 through the date of the AAG Merger Agreement and since the date of the AAG Merger Agreement, there has not been material adverse change in AAG, (ii) the execution and delivery of definitive documentation with respect to the Bridge Facilities consistent with the debt commitment letter, (iii) the accuracy of certain specified representations and warranties in the loan documents and in the AAG Merger Agreement, (iv) consummation of the acquisition of AAG substantially in accordance with the terms and conditions of the AAG Merger Agreement concurrently with the initial funding of the Bridge Facilities, (v) delivery of certain customary closing documents (including, among others, a customary solvency certificate) and certain financial statements of AAG and (vi) payment of applicable costs, fees and expenses. The final termination date for the debt commitment letter is the earlier of (i) the termination of the AAG Merger Agreement, (ii) our receipt of an aggregate $1.5 billion gross proceeds from this offering and/or the New Debt Securities and (iii) June 30, 2015. See “Use of Proceeds” and “Capitalization.”

This offering is not contingent on our completing the AAG Acquisition, entering into the Bridge Facility or issuing any New Debt Securities.

If we issue any New Debt Securities, we anticipate they would be senior obligations, rank equal in right of payment with our existing senior notes, not be convertible, be unsecured and be guaranteed by our existing and future domestic subsidiaries. This prospectus supplement is neither an offer to sell any New Debt Securities nor a solicitation to buy any New Debt Securities.

Corporate Structure

Following the AAG Acquisition, our corporate structure will be as follows:

Additional Information

We are a Delaware corporation and the address of our principal executive office is 3001 Deming Way, Middleton, Wisconsin 53562. Our telephone number is (608) 275-3340. Our website address is http://www.spectrumbrands.com. Our website and the contents therein or connected thereto, however, is not, and should not be deemed to be, a part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement forms a part, and you should not rely on any such information in making your decision whether to purchase our security.

The Offering

The summary below describes the principal terms of the shares of common stock offered hereby. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review the “Description of Capital Stock” section of the accompanying prospectus, which contains a more detailed description of the terms of the shares of common stock offered hereby. Unless otherwise indicated, all share information in this prospectus supplement excludes information on shares reserved for issuance. Unless we specifically state otherwise, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares of common stock.

Issuer	Spectrum Brands Holdings, Inc.

Common stock offered by the Company	shares.

Common stock outstanding before this offering	As of May 4, 2015, there were 53,297,793 shares of our common stock outstanding.

Option to purchase additional shares of common stock	The underwriters have an option to purchase a maximum of additional shares of our common stock from us. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

HRG Group, Inc. participation	We have directed the underwriters, as part of this offering, to reserve up to 49% of the common stock offered hereby for sale, including the shares subject to the underwriters’ option to purchase additional shares, to HRG Group, Inc. (f/k/a Harbinger Group Inc.) (“HRG”) through one of its wholly owned subsidiaries. HRG owns approximately 58% of our outstanding common stock prior to this offering, including the shares subject to the underwriters’ option to purchase additional shares. No underwriting discount or commission will apply to the shares sold to HRG. Regardless of the extent of HRG’s participation in this offering, HRG will remain our majority stockholder.

Use of proceeds

We intend to use the net proceeds of this offering and the New Debt Securities and/or the Bridge Facility to fund the AAG Acquisition and to pay related costs, fees and expenses including, without limitation, funding the discharge and/or repayment of substantially all of AAG’s outstanding indebtedness as of the closing of the AAG Acquisition.

This offering is not contingent on completion of the AAG Acquisition. If the AAG Acquisition is not completed, we intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, working capital needs, the refinancing of existing indebtedness, the expansion of our business and possible future acquisitions.

See “Use of Proceeds.”

Dividend policy

We paid dividends of $1.15 per share in the fiscal year ended September 30, 2014 and $0.75 per share in the fiscal year ended September 30, 2013. On April 28, 2015, we announced that our board of directors declared a quarterly dividend of $0.33 per share of our common stock (the “Second Quarter Dividend”). The Second Quarter Dividend is payable on June 16, 2015 to stockholders of record as of the close of business on May 19, 2015. As a result of the fact that the shares of common stock will initially settle after the record date for the Second Quarter Dividend, investors in this offering will not receive the Second Quarter Dividend in respect of shares of our common stock purchased in this offering. We currently expect to pay quarterly dividends each quarter; however, the amount of dividends, if any, that we pay to our shareholders is determined by our board of directors, at its discretion, and is dependent on a number of factors, including our financial position, results of operations, cash flows, capital requirements and restrictions under our credit agreements and other debt instruments, and shall be in compliance with applicable law. We cannot guarantee the amount of dividends to be paid in the future, if any. See “Dividend Policy.”

NYSE symbol	“SPB”
Conflicts of interest

Leucadia National is the parent company of Jefferies LLC, one of the underwriters in this offering and also owns approximately 23% of the outstanding common stock of HRG, which in turn owns 58% of our outstanding common stock prior to giving effect to this offering. Accordingly, there is a conflict of interest, as defined in Rule 5121 of the Financial Industry Regulatory Authority, between Jefferies LLC and us. This offering will be made in compliance with the applicable provisions of FINRA Rule 5121. Jefferies LLC will not confirm sales over which it has discretionary authority. See “Underwriting (Conflicts of Interest)—Conflicts of interest.”

Settlement	The Underwriters expect to deliver shares of common stock against payment on or about May , 2015, which will be the fourth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T + 4”) and will be after the record date for the Second Quarter Dividend. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of common stock on the date of this prospectus supplement will be required, by virtue of the fact that the shares of common stock will initially settle T + 4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of shares of common stock who wish to trade on the date of this prospectus supplement should consult their own advisor.

Summary Historical Financial Information and Other Data of SB Holdings

The following summary historical financial data for each of the fiscal years in the three-year period ended September 30, 2014 have been derived from our audited consolidated financial statements contained in our 2014 Annual Report, which has been incorporated by reference herein. The summary historical financial data for each of the six-month periods ended March 30, 2014 and March 29, 2015 have been derived from our unaudited condensed consolidated financial statements contained in our Second Quarter 10-Q, which has been incorporated by reference herein.

The financial information and other data indicated may not be indicative of future performance, and the financial information and other data presented for the interim periods may not be indicative of the results for the full year. This financial information and other data should be read in conjunction with our audited and unaudited financial statements, including the notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in our 2014 Annual Report and our Second Quarter 10-Q and the sections entitled “Use of Proceeds” and “Capitalization,” each contained elsewhere in this prospectus supplement.

	Year Ended September 30,			Six Months Ended
	2012	2013	2014	March 30, 2014	March 29, 2015
	(in millions)
Statement of Operations Data:
Net sales	$3,252.4	$4,085.6	$4,429.1	$2,122.3	$2,134.8
Gross profit	1,115.7	1,390.3	1,568.9	740.8	744.9
Operating income	301.7	351.2	481.9	217.6	204.0
Interest expense(1)	191.9	375.6	202.1	104.4	93.6
Other expense (income), net	0.9	3.5	6.3	1.6	3.9
Income (loss) from continuing operations before income taxes	109.0	(28.0)	273.5	111.6	106.5
Income tax expense(2)(3)(4)	60.4	27.4	59.0	23.3	28.6
Net income (loss)	48.6	(55.3)	214.5	88.3	77.9
Less: Net income (loss) attributable to noncontrolling interest	—	(0.1)	0.4	0.2	0.3

Net income (loss) attributable to controlling interest	48.6	(55.2)	214.1	88.1	77.6
Restructuring and related charges—cost of goods sold(5)	9.8	10.0	3.7	2.8	0.4
Restructuring and related charges—operating expenses(5)	9.7	24.0	19.2	9.5	11.4

Per Share Data:
Net income (loss) per common share
Basic	$0.94	$(1.06)	$4.07	$1.68	$1.46
Diluted(6)	0.91	(1.06)	4.02	1.67	1.46
Average shares outstanding
Basic	51.6	52.0	52.6	52.6	53.0
Diluted	53.3	52.0	53.3	52.8	53.1

Cash Flow and Related Data:
Net cash provided (used) by operating activities	$258.8	$256.5	$432.7	$(155.6)	$(180.3)
Capital expenditures	46.8	82.0	73.3	36.8	29.9
Depreciation and amortization (excluding amortization of debt issuance costs)	133.8	183.8	204.4	95.1	98.2

	Year Ended September 30,			Six Months Ended
	2012	2013	2014	March 30, 2014	March 29, 2015
	(in millions)
Statement of Financial Position Data (at period end):
Cash and cash equivalents		$207.3	$194.6		$87.8
Working capital(7)		530.5	518.9		776.3
Total assets		5,626.7	5,513.0		5,762.0
Total long-term debt, net of current maturities		3,115.9	2,894.1		3,279.8
Total debt		3,218.9	2,990.9		3,376.1
Total shareholders’ equity		897.0	1,043.4		1,029.9
Other Data:
Adjusted EBITDA(8)	$668.5	$677.1	$724.4	$335.2	$334.9

(1)	Fiscal 2014 includes a non-cash charge of $9 million related to the write-off of unamortized debt issuance costs and unamortized discounts in connection with the amendment of our term credit facility. Fiscal 2013 includes fees and expenses of $106 million coupled with a non-cash charge of $16 million related to the write-off of unamortized debt issuance costs and unamortized premiums in connection with the extinguishment and replacement of our 9.5% Notes and term credit facility in conjunction with the acquisition of the hardware and home improvement business. Fiscal 2012 includes a non-cash charge of $2 million related to the write-off of unamortized debt issuance costs and unamortized premiums in connection with the extinguishment and refinancing of our 12% Notes.
(2)	Fiscal 2014 income tax expense of $59 million includes a non-cash benefit of approximately $116 million resulting from a decrease in the valuation allowance against certain net deferred taxes.
(3)	Fiscal 2013 income tax expense of $27 million includes a non-cash charge of approximately $64 million resulting from an increase in the valuation allowance against certain net deferred tax assets, net of a $50 million benefit due to the reversal of a portion of the valuation allowance in conjunction with the acquisition of our hardware and home improvement business.
(4)	Fiscal 2012 income tax expense of $60 million includes a non-cash charge of approximately $14 million resulting from an increase in the valuation allowance against certain net deferred tax assets, net of a $15 million benefit due to the reversal of a portion of the valuation allowance in conjunction with the acquisition of FURminator.
(5)	See Note 14, “Restructuring and Related Charges,” to our audited Consolidated Financial Statements contained in our 2014 Annual Report and Note 13, “Restructuring and Related Charges,” to our Condensed Consolidated Financial Statements (Unaudited) contained in our Second Quarter 10-Q, each incorporated by reference in this prospectus, for further information.
(6)	Diluted average shares outstanding for Fiscal 2013 does not assume the exercise of common stock equivalents as the impact would be antidilutive due to the loss reported for the period.
(7)	Working capital is defined as current assets less current liabilities.
(8)	To supplement our financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”) we use additional measures to clarify and enhance the understanding of our past performance and future prospects such as earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA. EBITDA, Adjusted EBITDA and the related financial ratios, as presented in this prospectus supplement, are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. They are not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities as measures of our liquidity.

SB Holdings’ EBITDA represents net income (loss) before net interest expense, income tax expense, depreciation and amortization (excluding amortization of debt issuance costs). SB Holdings’ Adjusted EBITDA represents EBITDA adjusted to add back or deduct certain items that are unusual in nature or not comparable from period to period.

We present Adjusted EBITDA because we believe this measure provides useful information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. In addition, we utilize Adjusted EBITDA when interpreting operating trends and results of operations of our business.

In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses such as those excluded in calculating them. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	it does not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•	other companies in our industry may calculate Adjusted EBITDA differently from us, limiting its usefulness as a comparative measure; and

•	while it includes pre-acquisition earnings of our residential hardware and home improvement business, which we acquired in our fiscal year ended September 30, 2013 (the “HHI Business”), such adjustment is for illustrative purposes only and does not represent what the earnings of such business would have been had the acquisition occurred on or before October 1, 2012. Moreover, the inclusion of such pre-acquisition earnings is not meant to indicate that our Adjusted EBITDA is being presented on a pro forma basis to give effect to the acquisition of the HHI Business.

Because of these limitations, Adjusted EBITDA and the related financial ratios should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. See our consolidated financial statements in our 2014 Annual Report and our condensed consolidated financial statements contained in our Second Quarter 10-Q, each of which is incorporated by reference in this prospectus supplement.

The following table reconciles SB Holdings’ EBITDA and SB Holdings’ Adjusted EBITDA to net income:

	Year Ended September 30,			Six Months Ended
	2012	2013	2014	March 30, 2014	March 29, 2015
	(in millions)
Net income (loss)	$48.6	$(55.3)	$214.5	$88.3	$77.9
Interest expense	191.9	375.6	202.1	104.4	93.6
Income tax expense	60.4	27.4	59.0	23.3	28.6
Depreciation and amortization (excluding amortization of debt issuance costs)(a)	133.8	183.7	204.5	95.1	98.2

EBITDA	$434.7	$531.4	$680.1	$311.1	$298.3

Restructuring and related charges	$19.6	$34.0	$22.9	$12.3	$11.8
Acquisition and integration related charges	31.1	48.4	20.1	11.8	20.0
Pre-acquisition earnings of HHI Business(b)	183.1	30.3	—	—	—
HHI Business inventory fair value adjustment	—	31.0	—	—	—
Purchase accounting fair value adjustment	—	—	—	—	3.0
Other(c)	—	2.0	1.3	—	1.8

Adjusted EBITDA	$668.5	$677.1	$724.4	$335.2	$334.9

(a)	Included within depreciation and amortization is amortization of stock based compensation.
(b)	Reflects pre-acquisition earnings of the HHI Business, which we acquired in our fiscal year ended September 30, 2013. However, this adjustment is for illustrative purposes only and does not represent what the earnings of such business would have been had the acquisition occurred on or before October 1, 2012. Moreover, the inclusion of pre-acquisition earnings is not meant to indicate that our Adjusted EBITDA is being presented on a pro forma basis to give effect to the acquisition of the HHI Business. Pre-acquisition earnings of the HHI Business do not include the impact of our acquisition of certain assets of Tong Lung Metal Industry Co. Ltd., a Taiwan Corporation (“TLM Taiwan”), in April 2013 as standalone financial data is not available for the periods presented. The TLM Taiwan business is not deemed material to our operating results.
(c)	Fiscal 2013 adjustment relates to Venezuela devaluation adjustment. Fiscal 2014 adjustment and the adjustment for the six-month period ended March 29, 2015 relate to onboarding of a member of the executive management team.

Summary Historical Financial Information and Other Data of AAG

The following summary historical financial data for the fiscal year ended December 31, 2014 have been derived from AAG’s audited consolidated financial statements, which have been incorporated by reference herein.

Year Ended December 31, 2014
(in millions)
Net sales(1)	$410.0
Cost of products sold	219.2
Cost of products sold—acquisition related	6.8

Gross profit	184.0
Operating expenses:
Selling, general and administrative expenses	60.9
Advertising costs	28.8
Research and development costs	2.9
Depreciation and amortization	47.1
Intangible asset impairment	7.0

Total operating expenses	146.7

Operating profit	37.2
Non-operating expenses:
Interest expense	71.6
Other expense, net	1.3

Loss before income taxes	(35.6)
Benefit for income taxes	11.1

Net loss	(24.5)

Other Data:
Adjusted EBITDA(2)	$140.2

(1)	As a result of AAG acquiring IDQ on March 17, 2014, AAG’s financial results for the fiscal year ended December 31, 2014 do not include the financial results of IDQ from January 1, 2014 to March 16, 2014, including net sales of $33.3 million during such period.
(2)	AAG’s EBITDA is defined as net earnings before interest expense (net), income taxes, depreciation and amortization including goodwill impairment, and is used by management to measure operating performance of the business. AAG’s “Adjusted EBITDA” is calculated by adding to or subtracting from EBITDA certain items of expense and income, as well as management’s estimates of other items, as described below. AAG’s EBITDA and Adjusted EBITDA are not measurements of AAG’s financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to operating income, net earnings, cash flows from operating, investing or financing activities or other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of AAG’s liquidity. The items excluded from AAG’s Adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. In addition, AAG’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA for the years ended December 31, 2014 is calculated as follows:

Year Ended December 31, 2014
(in millions)
Net loss, as reported	$(24.5)
Interest expense	71.6
Benefit for income taxes	(11.1)
Intangible asset impairment	7.0
Depreciation and amortization	55.0

EBITDA	$98.0

Share-based compensation(a)	$(0.8)
Estimated acquisition and integration related charges(b)	12.6
Purchase accounting inventory valuation adjustment(c)	6.8
Sponsor monitoring fees(d)	2.6
Non-cash write-off of assets(e)	(0.4)
Estimated pre-acquisition Adjusted EBITDA of IDQ(f)	11.8
Unrealized synergies(g)	9.6

Adjusted EBITDA	$140.2

(a)	Reflects the reversal of non-cash share-based compensation expense related to options granted under AAG’s 2010 Stock Option Plan.
(b)	Estimated acquisition and integration costs related to AAG’s acquisition of IDQ, including one-time retention charges and other one-time compensation costs, and other immaterial ongoing mergers and acquisitions activity.
(c)	Reflects the one time increase in cost of goods sold due to the sale of inventory revalued in conjunction with AAG’s acquisition of IDQ.
(d)	Amounts relate to fees paid to private equity owners of AAG.
(e)	Reflects amounts related to indemnified tax liability related to previous ownership group.
(f)	Reflects management’s estimate of pre-acquisition Adjusted EBITDA of IDQ and its consolidated subsidiaries, which was acquired on March 17, 2014. On a GAAP basis, IDQ experienced a net loss for the period. However, this adjustment is for illustrative purposes only and does not represent what the earnings of IDQ and its consolidated subsidiaries would have been had the acquisition occurred on or before January 1, 2014. Moreover, the inclusion of pre-acquisition earnings is not meant to indicate that AAG’s Adjusted EBITDA is being presented on a pro forma basis to give effect to the acquisition of IDQ and its consolidated subsidiaries.
(g)	Reflects management’s estimate of expected synergies from initiatives implemented by AAG’s management in connection with AAG’s acquisition of IDQ that have yet to be realized and are expected in future periods. However, there can be no assurances that such synergies will be realized.

RISK FACTORS

An investment in our common stock involves risks. Before deciding whether to purchase our common stock, you should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus supplement or in the accompanying prospectus, or incorporated by reference herein or therein. In addition to those risks discussed elsewhere in this prospectus, you should also consider the risks discussed under the caption “Risk Factors” included in our 2014 Annual Report, our Second Quarter 10-Q, and any subsequent filings with the SEC, each of which is incorporated by reference herein. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. While we believe that these risks are the most important for you to consider, you should read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including our financial statements, the notes to our financial statements and management’s discussion and analysis of our financial condition and results of operations, which are included in our periodic reports and incorporated by reference herein. See “Incorporation of Documents by Reference” and “Where You Can Find More Information.”

Risks Related to the AAG Acquisition

The AAG Acquisition may not be consummated, and if such acquisition is not consummated, we may be subject to monetary or other damages under the AAG Merger Agreement.

On April 28, 2015, we entered into the AAG Merger Agreement to acquire AAG. Completion of this acquisition is subject to certain limited conditions, including the accuracy of AAG’s representations and warranties, material compliance by AAG with certain pre-closing covenants, regulatory review and no material adverse change in AAG since the date of the AAG Merger Agreement.

We expect the AAG Acquisition to close by the end of our fiscal third quarter. There can be no assurance, however, that all closing conditions for the acquisition will be satisfied. The AAG Merger Agreement may be terminated by the mutual consent of the parties and under certain other circumstances, including by either party if the closing of the acquisition has not occurred by June 30, 2015.

The representations, warranties and covenants made by AAG in the AAG Merger Agreement do not survive the closing and are not subject to indemnification. Therefore, in the event that AAG breaches the representations, warranties and covenants made by AAG in the AAG Merger Agreement, except in respect of those covenants and agreements that by their terms apply or are to be performed in whole or in part at or after the closing, we will have no recourse to AAG’s former shareholders other than for actual fraud. We have elected to self-insure against such risk.

We plan to fund the AAG Acquisition and associated fees and expenses through a combination of new debt and equity, including equity to be purchased by HRG through one of its wholly owned subsidiaries. However, our ability to obtain financing is subject to certain conditions that may not be satisfied at the closing of the AAG Acquisition. If we are unable to obtain sufficient financing or experience a significant diminution of our existing cash and cash equivalents or other sources of capital, and as a result we do not have sufficient funds to complete the AAG Acquisition or otherwise do not consummate the AAG Acquisition, we may be subject to monetary or other damages under the AAG Merger Agreement as a result of our failure to complete the AAG Acquisition. Our ability to obtain financing is not a condition to closing under the AAG Merger Agreement.

Failure to complete the AAG Acquisition could impact our stock price and our future business and financial results.

If the AAG Acquisition is not completed or our financing for the AAG Acquisition becomes unavailable, our ongoing business and financial results may be adversely affected and we will be subject to a number of risks, including the following:

•	depending on the reasons for the failure to complete the AAG Acquisition, we could be liable to AAG or its current owners for monetary or other damages in connection with the termination or breach of the merger agreement;

•	we have dedicated significant time and resources, financial and otherwise, in planning for the AAG Acquisition and the associated integration;

•	we are responsible for certain transaction costs relating to the AAG Acquisition, whether or not the acquisition is completed;

•	while the AAG Merger Agreement is in force, we are subject to certain restrictions on the conduct of our business, including our ability to make certain other significant acquisitions, which may adversely affect our ability to execute certain of our business strategies; and

•	matters relating to the AAG Acquisition (including integration planning) may require substantial commitments of time and resources by our management, whether or not the acquisition is completed, which could otherwise have been devoted to other opportunities that may have been beneficial to us.

In addition, if the AAG Acquisition is not completed, we may experience negative reactions from the financial markets and from our customers and employees. We may also be subject to litigation related to any failure to complete the acquisition or to enforcement proceedings commenced against us to perform our obligations under the merger agreement. If the acquisition is not completed, these risks may materialize and may adversely affect our business, financial results and financial condition, as well as the price of our common stock.

We face significant risks from the AAG Acquisition similar to risks generally associated with our acquisition and expansion strategy.

The AAG Acquisition subjects us to significant risks generally associated with our acquisition and expansion strategy. Significant costs have been incurred and are expected to be incurred in connection with the AAG Acquisition and our integration of AAG with our business, including legal, accounting, financial advisory and other costs. We may also not realize the anticipated benefits of, and synergies from, the AAG Acquisition and will be responsible for certain liabilities and integration costs as a result of the AAG Acquisition. As a result of the AAG Acquisition and other acquisitions, we may also not be able to retain key personnel or recruit additional qualified personnel, which could require us to incur substantial additional costs to recruit replacement personnel. General customer uncertainty, including our and AAG’s customers, related to the AAG Acquisition could also harm us. Each of these general risks for acquisition and expansion activities, which are described in more detail in our 2014 Annual Report which is incorporated by reference herein, could result in the AAG Acquisition having a material adverse effect on our business.

We and AAG have similar major customers and the loss of any significant customer may adversely affect our results of operations.

A limited number of the same customers represents a large percentage of our and AAG’s respective net sales. One of our largest customers accounted for approximately 23% of AAG’s net sales for the twelve months ended December 31, 2014. AAG’s next largest customer accounted for approximately 12% of net sales for the same period and no other customer accounted for more than 10% of AAG’s net sales for the same period. The success of our and AAG’s businesses depend, in part, on our ability to maintain our level of sales and product distribution through high-volume distributors, retailers, super centers and mass merchandisers.

Currently, neither we nor AAG have long-term supply agreements with a substantial number of our retail customers, including our largest customers. These high-volume stores and mass merchandisers frequently reevaluate the products they carry. A decision by our major customers, whether before or after the AAG Acquisition, to discontinue or decrease the amount of products purchased from us, sell a national brand on an exclusive basis or change the manner of doing business with us, could reduce our revenues and materially adversely affect our results of operations. See “Risk Factors—Risks Related to our Business—Consolidation of retailers and our dependence on a small number of key customers for a significant percentage of our sales may negatively affect our business, financial condition and results of operations,” contained in our 2014 Annual Report, which is incorporated by reference herein.

If AAG Sub fails to maintain adequate internal controls over financial reporting, its business could be materially and adversely affected.

In connection with the preparation of AAG Sub’s financial statements for the year ended December 31, 2014, certain significant deficiencies in AAG Sub’s internal controls became evident to its management that, in the aggregate, represent a material weakness. The significant deficiencies included:

•	Inadequate Revenue Recognition Process. There was a lack of communication between operations and finance personnel, as well as an inadequate control design which failed to detect shipments that were delayed in ports on the west coast of the United States, due to the work slowdown of the International Longshore and Warehouse Union during the fourth quarter of 2014.

•	Inadequate review of material contracts. The control designed to ensure that all material contracts are reviewed by finance personnel did not operate as intended. Specifically, a contract related to AAG Sub’s third-party logistics provider was executed during the fourth quarter and the required review and accounting assessment was not performed by finance personnel on a timely basis.

•	Inadequate Accounting for Shared Services Process. In connection with the acquisition by AAG of IDQ Sub, AAG Sub entered into a Shared Services Agreement with IDQ and AAG, pursuant to which certain services are provided by one party to another, as agreed by AAG Sub, AAG and IDQ Sub, with the purpose of utilizing the assets and operations of each company to increase sales and lower the combined costs for the mutual benefit of both IDQ Sub and AAG Sub. In one instance there was a lack of proper review of invoices to properly attribute costs, assets and liabilities to IDQ Sub, AAG, or AAG Sub.

•	Inadequate controls around inventory. Procedures and controls were not adequately designed and did not operate effectively related to the inventory process. Specifically, management of AAG Sub failed to adequately document the procedures and controls around inventory cycle counts. Additionally, controls around the approval of inventory adjustments, monthly inventory reconciliations, and product cost roll ups, were not consistently performed or documented throughout the year.

AAG Sub has reported that it has implemented certain remediation measures and is in the process of designing and implementing additional remediation measures to address the material weakness, and AAG Sub expects to remediate the material weakness as soon as practicable. However, upon consummation of the AAG Acquisition, we may conclude that these remedial measures were insufficient, or we may identify additional material weaknesses or significant deficiencies in AAG Sub’s internal controls over financial reporting, which, in either case, may result in AAG Sub’s or our business and financial condition being adversely impacted.

A change in governmental regulations regarding the use of refrigerant gas R-134a or its potential future substitutes could have a material adverse effect on IDQ Sub’s ability to sell its aftermarket A/C products.

The refrigerant R-134a is a critical component of IDQ Sub’s aftermarket A/C products and is used in products which comprised approximately 90% of its gross sales in its fiscal year ended December 31, 2014. Older generation refrigerants such as R-12 (Freon) have been regulated for some time in the United States and elsewhere, due to concerns about their potential to contribute to ozone depletion. In recent years, refrigerants such as R-134a, which is an approved substitute for R-12, have also become the subject of regulatory focus due to their potential to contribute to global warming.

The European Union has passed regulations that require the phase out of R-134a in automotive cooling systems in new vehicles by 2017. In the United States, IDQ Sub has reported that it cannot predict what future action, if any, the EPA will take on the regulation of R-134a. But based on currently available information, it believes that it would take some time for suitable alternatives to R-134a to come into full-scale commercial production and therefore would not be readily available for wide spread use in new car models. If the future use of R-134a is phased out or is limited or prohibited in jurisdictions in which we do business, the future market for IDQ Sub’s products containing R-134a may be limited, which could have a material adverse impact on its results of operations, financial condition, and cash flows.

In addition, regulations may be enacted governing the packaging, use and disposal of IDQ Sub’s products containing refrigerants. For example, regulations are currently in effect in California that govern the sale and distribution of products containing R-134a. While IDQ Sub has reported that it is not aware of any noncompliance with such regulations, its failure to comply with these or possible future regulations in California, or elsewhere, could result in material fines or costs or its inability to sell its products in those markets, which could have a material adverse impact on its results of operations, financial condition and cash flows. If substitutes for R-134a become widely used in A/C systems and their use for DIY and retrofit purposes are not approved by the EPA, it could have a material adverse effect on IDQ Sub’s results of operations, financial condition and cash flows. In addition, the cost of HFO-1234yf, the leading long-term alternative to R-134a being proposed in the United States and the European Union for use in the A/C systems of new vehicles, will likely be higher than that of R-134a. If HFO-1234yf becomes widely used and IDQ Sub is able to develop products using HFO-1234yf, but is unable to price its products to reflect the increased cost of HFO-1234yf, it could have a material adverse effect on its results of operations, financial condition and cash flow.

All of IDQ Sub’s products are produced at one facility, and a significant disruption or disaster at such a facility could have a material adverse effect on its results of operations.

IDQ Sub’s manufacturing facility consists of one site which is located in Garland, Texas and thus it is dependent upon the continued safe operation of this facility. Its facility is subject to various hazards associated with the manufacturing, handling, storage, and transportation of chemical materials and products, including human error, leaks and ruptures, explosions, floods, fires, inclement weather and natural disasters, power loss or other infrastructure failures, mechanical failure, unscheduled downtime, regulatory requirements, the loss of certifications, technical difficulties, labor disputes, inability to obtain material, equipment or transportation, environmental hazards such as remediation, chemical spills, discharges or releases of toxic or hazardous substances or gases, and other risks. Many of these hazards could cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental contamination. In addition, the occurrence of material operating problems at IDQ Sub’s facility due to any of these hazards could cause a disruption in the production of its products. IDQ Sub may also encounter difficulties or interruption as a result of the application of enhanced manufacturing technologies or changes to production lines to improve IDQ Sub’s throughput or to upgrade or repair its production lines. IDQ Sub’s insurance policies have coverage in case of significant damage to its manufacturing facility but may not fully compensate IDQ Sub for the cost of replacement for any such damage and any loss from business interruption. As a result, IDQ Sub may not be adequately insured to cover losses resulting from significant damage to its manufacturing facility. Any damage to its facility or interruption in manufacturing could result in production delays and delays in meeting contractual obligations, which could have a material adverse effect on IDQ Sub’s relationships with its customers and on its results of operations, financial condition or cash flows in any given period.

Risks Related to our Common Stock and this Offering

We intend to use the net proceeds from this offering, together with the proceeds from the New Debt Securities and/or the Bridge Facility, to fund the purchase price of AAG, but this offering is not conditioned upon the AAG Acquisition.

We intend to use the net proceeds from this offering to fund a portion of the purchase price of AAG. However, this offering is not conditioned upon the consummation of the AAG Acquisition. If the AAG Acquisition is not consummated, our management will have broad discretion in the application of the net proceeds from this offering, and our shareholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. See “Use of Proceeds” and “Summary—AAG Acquisition and Financing—Financing Transactions.”

HRG and its significant stockholders exercise significant influence over us and their interests in our business may be different from the interests of our stockholders.

HRG, as our majority stockholder, and its significant stockholders, have the ability to influence the outcome of any corporate action by us that requires stockholder approval, including, but not limited to, the election of directors, approval of merger transactions and the sale of all or substantially all of our assets. In addition, we are a party to a stockholder agreement with HRG and certain of its stockholders.

This influence and actual control may have the effect of discouraging offers to acquire SB Holdings because any such consummation would likely require the consent of HRG and perhaps certain of its stockholders. HRG may also delay or prevent a change in control of SB Holdings. See “Risk Factors—Risks Related to our Business—The sale or other disposition by Harbinger Group Inc., the holder of a majority of the outstanding shares of our common stock, to non-affiliates of a sufficient amount of the common stock of SB Holdings would constitute a change of control under the agreements governing Spectrum Brands’ debt,” contained in our 2014 Annual Report, which is incorporated by reference in this prospectus.

In addition, because HRG owns more than 50% of the voting power of SB Holdings, and will continue to own a majority of our common stock regardless of whether it purchases any shares made available to it in this offering, SB Holdings is considered a controlled company under the NYSE listing standards. As such, the NYSE corporate governance rules requiring that a majority of SB Holdings’ board of directors and SB Holdings’ entire compensation committee be independent do not apply. As a result, the ability of SB Holdings’ independent directors to influence its business policies and affairs may be reduced.

If HRG were to sell substantial amounts of SB Holdings’ common stock in the public market, or investors perceive that these sales could occur, the market price of SB Holdings’ common stock could be adversely affected. SB Holdings has entered into a registration rights agreement (the “Registration Rights Agreement”) with HRG, certain of HRG’s stockholders and certain other of our stockholders. If requested properly under the terms of the Registration Rights Agreement, these stockholders have the right to require SB Holdings to register all or some of such shares for sale under the Securities Act of 1933, as amended, in certain circumstances, and also have the right to include those shares in a registration initiated by SB Holdings. If SB Holdings is required to include the shares of its common stock held by these stockholders pursuant to these registration rights in a registration initiated by SB Holdings, sales made by such stockholders may adversely affect the price of SB Holdings’ common stock and SB Holdings’ ability to raise needed capital. In addition, if these stockholders exercise their demand registration rights and cause a large number of shares to be registered and sold in the public market or demand that SB Holdings register its shares on a shelf registration statement, such sales or shelf registration may have an adverse effect on the market price of SB Holdings’ common stock.

We are one of several companies in which HRG owns a controlling interest. The interests of HRG and these other companies may, from time to time, diverge from the interests of other SB Holdings stockholders and from each other, particularly with regard to new investment opportunities. HRG is not restricted from investing in other businesses involving or related to the marketing or distribution of household products, pet and pest products and personal care products. HRG may also engage in other businesses that compete or may in the future compete with SB Holdings.

Even though SB Holdings’ common stock is currently traded on the NYSE, it has less liquidity than many other stocks quoted on a national securities exchange.

The trading volume in SB Holdings’ common stock on the NYSE has been relatively low when compared with larger companies listed on the NYSE or other stock exchanges. Because of this, it may be more difficult for stockholders to sell a substantial number of shares for the same price at which stockholders could sell a smaller number of shares. We cannot predict the effect, if any, that future sales of SB Holdings’ common stock in the market, or the availability of shares of its common stock for sale in the market, will have on the market price of SB Holdings’ common stock. We can give no assurance that sales of substantial amounts of SB Holdings’ common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of SB Holdings’ common stock to decline or impair SB Holdings’ future ability to raise capital through sales of its common stock. Furthermore, because of the limited market and generally low volume of trading in SB Holdings’ common stock that could occur, the share price of its common stock could be more likely to be affected by broad market fluctuations, general market conditions, fluctuations in our operating results, changes in the market’s perception of our business, and announcements made by SB Holdings, its competitors or parties with whom SB Holdings has business relationships. The lack of liquidity in SB Holdings’ common stock may also make it difficult for us to issue additional securities for financing or other purposes, or to otherwise arrange for any financing we may need in the future. In addition, we may experience other adverse effects, including, without limitation, the loss of confidence in us by current and prospective suppliers, customers, employees and others with whom we have or may seek to initiate business relationships.

The market price of SB Holdings’ common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control.

Factors that may influence the price of the common stock include, without limitation, the following:

•	loss of any of our key customers or suppliers;

•	additions or departures of key personnel;

•	sales of the common stock;

•	our ability to execute our business plan;

•	announcements and consummations of business acquisitions, including the consummation of the AAG Acquisition;

•	operating results that fall below expectations;

•	additional issuances of the common stock;

•	low volume of sales due to concentrated ownership of the common stock;

•	intellectual property disputes;

•	industry developments;

•	economic and other external factors;

•	period-to-period fluctuations in our financial results; and

•	market concerns with respect to the potential indirect impact of matters not directly involving SB Holdings but impacting HRG or its affiliates.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of SB Holdings’ common stock. You should also be aware that price volatility might be worse if the trading volume of shares of the common stock is low.

Additional issuances of SB Holdings’ common stock may result in dilution to its existing stockholders.

Under our equity incentive plan approved by the shareholders on March 1, 2011, called the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan (the “2011 Equity Plan”), 4,625,676 shares of common stock of SB Holdings, net of cancellations, were authorized to be issued. At the 2014 annual shareholders meeting, the 2011 Equity Plan was amended to increase the shares issuable by 1,000,000; therefore, a total of 5,625,676 shares, net of cancellations, are authorized to be issued under such plan. As of March 29, 2015, we have issued 667,933 restricted shares and 4,296,826 restricted stock units (or the equivalent number of shares of common stock upon the lapsing of the applicable restrictions) under the 2011 Plan and have a remaining authorization to issue up to a total of 1,328,850 shares of our common stock, or options or restricted stock units exercisable for shares of common stock.

In addition, SB Holdings’ board of directors has the authority to issue additional shares of capital stock to provide additional financing or for other purposes in the future. The issuance of any such shares or exercise of any such options may result in a reduction of the book value or market price of the outstanding shares of common stock. If we do issue any such additional shares or any such options are exercised, such issuance or exercise also will cause a reduction in the proportionate ownership and voting power of all other stockholders. As a result of such dilution, the proportionate ownership interest and voting power of a holder of shares of common stock could be decreased. Further, any such issuance or exercise could result in a change of control. Under our certificate of incorporation, holders of 5% or more of the outstanding common stock or capital stock into which any shares of common stock may be converted have certain rights to purchase their pro rata share of certain future issuances of securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have made or implied certain forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. All statements, other than statements of historical facts included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including statements regarding our business strategy, future operations, financial condition, estimated revenues, projected costs, projected synergies, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements. When used in this prospectus, the words “anticipate,” “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “could,” “will,” “should,” “may” and similar expressions are also intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Since these forward-looking statements are based upon our current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control and some of which may change rapidly, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation:

•	the impact of our indebtedness on our business, financial condition and results of operations;

•	the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand our business strategies;

•	any failure to comply with financial covenants and other provisions and restrictions of our debt instruments;

•	the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities;

•	our inability to successfully integrate and operate new acquisitions, including, but not limited to, the AAG Acquisition, at the level of financial performance anticipated;

•	the unanticipated loss of key members of senior management;

•	the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit;

•	interest rate and exchange rate fluctuations;

•	the loss of, or a significant reduction in, sales to any significant retail customer(s);

•	competitive promotional activity or spending by competitors or price reductions by competitors;

•	the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands;

•	the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where we do business;

•	changes in consumer spending preferences and demand for our products;

•	our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties;

•	our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings;

•	the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations);

•	public perception regarding the safety of our products, including the potential for environmental liabilities, product liability claims, litigation and other claims;

•	the impact of pending or threatened litigation;

•	changes in accounting policies applicable to our business;

•	government regulations;

•	the seasonal nature of sales of certain of our products;

•	the effects of climate change and unusual weather activity;

•	the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets; and

•	various other risks and uncertainties, including those discussed herein and those set forth in our securities filings, including our 2014 Annual Report, Second Quarter 10-Q and other securities filings.

Some of the above-mentioned factors are described in further detail in the section entitled “Risk Factors” and in our 2014 Annual Report, which is incorporated by reference herein. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that information contained in any document incorporated or deemed to be incorporated by reference herein or therein is accurate as of any date other than the date of that document. Our business, financial condition, results of operations and prospects may have changed since that date. Except as required by applicable law, including the securities laws of the U.S. and the rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

USE OF PROCEEDS

We estimate that the gross proceeds from this offering will be approximately $500 million, or approximately $575 million if the underwriters exercise their option to purchase additional shares from us in full, in each case before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We have directed the underwriters, as part of this offering, to reserve up to 49% of the common stock offered hereby for sale, including the shares subject to the underwriters’ option to purchase additional shares, to HRG through one of its wholly owned subsidiaries. HRG owns approximately 58% of our outstanding common stock prior to this offering, including the shares subject to the underwriters’ option to purchase additional shares. No underwriting discount or commission will apply to the shares sold to HRG. Regardless of the extent of HRG’s participation in this offering, HRG will remain our majority stockholder.

We intend to use the net proceeds of this offering and the New Debt Securities and/or the Bridge Facility to fund the AAG Acquisition and to pay related costs, fees and expenses including funding the discharge and/or repayment of substantially all of AAG’s outstanding indebtedness as of the closing of the AAG Acquisition. To the extent the underwriters exercise their option to purchase additional shares in this offering, we intend to use such additional net proceeds for the purposes stated above and for general corporate purposes.

This offering is not contingent on completion of the AAG Acquisition. If the AAG Acquisition is not completed, we intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, working capital needs, the refinancing of existing indebtedness, the expansion of our business and possible future acquisitions.

The estimated sources and uses of the funds for the AAG Acquisition and related financing transactions are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including actual debt balances of the Company and AAG upon the closing of the AAG Acquisition.

Sources (in millions)		Uses (in millions)
This Offering(1)	500	AAG Acquisition(3)	$1,400
New Debt Securities and/or Bridge Facility(2)	1,000	Transaction fees and expenses(4)	90
		Cash to balance sheet	10

Total Sources	$1,500	Total Uses	$1,500

(1)	Represents estimated gross proceeds of this offering, but without deduction for underwriters’ discounts and commissions and other fees and expenses, and assumes no exercise by the underwriters of their option to purchase additional shares of common stock.
(2)	Represents estimated gross borrowings of $1,000.0 million under the Bridge Facility and/or issuance of the New Debt Securities, without deduction for original issue discount, fees and expenses. See “Summary—AAG Acquisition and Financing—Financing Transactions” for information about the New Debt Securities and the Bridge Facility.
(3)

Uses attributable to the AAG Acquisition do not include purchase price adjustments for cash, debt, net working capital and transaction-related expenses described in the AAG Merger Agreement, but do include, without limitation, the discharge of obligations of AAG and its subsidiaries under its (i) $275.0 million of 9.25% senior unsecured notes maturing November 1, 2018, (ii) $220.0 million of 11.5% senior secured notes maturing April 1, 2017, (iii) $45.0 million of 14.00%/14.75% senior secured PIK notes maturing April 1, 2017, (iv) up to $300.0 million of term loans maturing on November 6, 2016, advances under which bear interest at a rate equal to the sum of the greater of (x) LIBOR and (y) 1.75% plus 4.25%, (v) $50.0 million outstanding under its cash-flow revolving credit facility terminating on November 5, 2015, advances under which bear interest at a rate equal to the sum of the greater of (x) LIBOR and (y) 1.75% plus 4.25%

and (vi) up to $35.0 million outstanding under its asset-backed revolving lending facility terminating March 27, 2017, advances under which bear interest at a rate equal to, at the borrower’s option, the prime rate of the agent thereunder plus 1.50% or LIBOR plus 2.50%.
(4)	Includes fees and expenses related to this offering and the AAG Acquisition, including underwriting discounts and commissions in connection with this offering and approximately $29 million is debt breakage costs in connection with the repayment of AAG’s outstanding indebtedness.

CAPITALIZATION

The following table sets forth our capitalization and cash and cash equivalents as of March 29, 2015:

•	on an actual basis;

•	on an as adjusted basis to give effect to the sale of our common stock in this offering without giving effect to the AAG Acquisition; and

•	on a further adjusted basis to give effect to the AAG Acquisition, including the related application of the estimated net proceeds from this offering, and borrowings under the Bridge Facility and/or issuance of the New Debt Securities.

This offering is not contingent on completion of the AAG Acquisition or the borrowings under the Bridge Facility and/or issuance of the New Debt Securities. If the AAG Acquisition is not completed, we intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, working capital needs, the refinancing of existing indebtedness, the expansion of our business and possible future acquisitions. As a result, investors should not place undue reliance on the “further adjusted” information included below.

	As of March 29, 2015
	(in millions)
		As Adjusted(2)
	Historical(1)	For this Offering Only(1)(3)	For the AAG Acquisition and All Financing Transactions(1)(4)
Cash and cash equivalents	$88	$588	$98

Long-term debt:
ABL Facility	$42	$42	$42
Term Loan Facility	1,580	1,580	1,580
6.75% Senior Notes due 2020	300	300	300
6.375% Senior Notes due 2020	520	520	520
6.625% Senior Notes due 2022	570	570	570
6.125% Senior Notes due 2024	250	250	250
New Debt Securities and/or Bridge Facility	—	—	1,000
Capital lease obligations	89	89	89
Other notes and obligations	31	31	31

Total long-term debt	$3,382	$3,382	$4,382
Total shareholders’ equity	1,030	1,530	1,530

Total capitalization	$4,412	$4,912	$5,912

(1)	Balances reflected at par.
(2)	The information in this table is not necessarily indicative of our future cash and cash equivalents and capitalization. Adjustments assume no exercise by the underwriters of their option to purchase additional shares of common stock.
(3)	Reflects an estimated $500 million in gross proceeds of this offering, but without deduction for underwriters’ discounts and commissions and other fees and expenses.
(4)	Reflects (i) estimated gross proceeds of $500 million from this offering, without deduction for underwriters’ discounts and commissions and other fees and expenses, (ii) estimated gross borrowings of $1,000 million under the Bridge Facility and/or issuance of the New Debt Securities, without deduction for original issue discount and other fees and expenses and (iii) estimated cash to balance sheet of $10 million. We intend to use the foregoing amounts less the estimated cash to balance sheet of $10 million to fund the AAG Acquisition and to pay related costs, fees and expenses. See “Use of Proceeds,” and for information about the New Debt Securities and Bridge Facility see “Summary—AAG Acquisition and Financing—Financing Transactions.”

MARKET PRICE FOR SHARES OF OUR COMMON STOCK

SB Holdings’ common stock is listed on the NYSE under the symbol “SPB.” The table below sets forth the quarterly high and low sale prices for the common stock as reported by the NYSE.

	High	Low
Fiscal year ended September 30, 2015
First Quarter	$98.36	$81.03
Second Quarter	98.83	89.14
Third Quarter (through May 8, 2015)	93.92	86.02

Fiscal year ended September 30, 2014
First Quarter	$72.03	$62.56
Second Quarter	80.00	66.70
Third Quarter	88.50	71.13
Fourth Quarter	90.94	81.00

Fiscal year ended September 30, 2013
First Quarter (from October 1, 2012)	$48.36	$39.86
Second Quarter	56.97	44.12
Third Quarter	62.81	51.02
Fourth Quarter	67.95	55.71

As of May 4, 2015, there were four record holders of our common stock and 53,297,793 shares of common stock outstanding. On April 27, 2015, the date immediately prior to the public announcement of the AAG Acquisition, the last reported sale price for our common stock was $87.59 per share. On May 8, 2015, the last reported sale price for our common stock was $91.35 per share.

DIVIDEND POLICY

The Company declared a quarterly dividend of $0.30, $0.30, $0.33 and $0.33 per share of common stock for the quarters ended June 29, 2014, September 30, 2014, December 28, 2014 and March 29, 2015, respectively. On April 28, 2015, the Company announced that its board of directors declared the $0.33 per share dividend for the quarter ended March 29, 2015, referred to above, which we refer to herein as the Second Quarter Dividend. The Second Quarter Dividend is payable on June 16, 2015 to stockholders of record as of the close of business on May 19, 2015. As a result of the fact that the shares of common stock will initially settle after the record date for the Second Quarter Dividend, investors in this offering will not receive the Second Quarter Dividend in respect of shares of our common stock purchased in this offering. We currently expect to pay quarterly dividends each quarter; however, the amount of dividends, if any, that we pay to our shareholders is determined by our board of directors, at its discretion, and is dependent on a number of factors, including our financial position, results of operations, cash flows, capital requirements and restrictions under our credit agreements, and shall be in compliance with applicable law. We cannot guarantee the amount of dividends to be paid in the future, if any.

SB Holdings is also limited in its ability to pay dividends on its shares of common stock by restrictions under the General Corporation Law of the State of Delaware relating to the solvency of a corporation before and after the payment of a dividend. Our ability to pay dividends is dependent on Spectrum Brands’ ability to distribute money to us, which is, in part, limited by the terms of its credit facility and the indentures governing its outstanding notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Jefferies LLC are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Jefferies LLC
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to additional shares at the initial public offering price less the underwriting discounts and commissions.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement less a selling concession of $        per share. The underwriters may allow a discount of $ per share on sales to other broker-dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

We have directed the underwriters, as part of this offering, to reserve up to 49% of the common stock offered hereby for sale, including the shares subject to the underwriters’ option to purchase additional shares, to HRG through one of its wholly owned subsidiaries. HRG owns approximately 58% of our outstanding common stock prior to this offering, including the shares subject to the underwriters’ option to purchase additional shares. No underwriting discount or commission will apply to the shares sold to HRG. Regardless of the extent of HRG’s participation in this offering, HRG will remain our majority stockholder.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Underwriting Discounts and Commissions paid by us(1)	$	$	$	$
Expenses payable by us(1)	$	$	$	$

(1)	With respect to shares of our common stock ( shares if the underwriters exercise their option to purchase additional shares in full) to be purchased by HRG as part of this offering from the underwriters, the underwriters will not receive the underwriting discount or commission ($ per share).

We estimate that our out of pocket expenses for this offering will be approximately $            .

We have agreed that we will not, directly or indirectly, take any of the following actions with respect to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock: (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock within the meaning of Section 16 of the Exchange Act or (v) file with the SEC a registration statement under the Securities Act relating to our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to take any such action, in each case without the prior written consent of Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. for a period of 90 days after the date of this prospectus supplement. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then in either case the expiration of the lock-up will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless (A) Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. waive, in writing, such an extension or (B) at the expiration of the lock-up period, (i) the securities are “actively traded securities” (as defined in Regulation M under the Exchange Act) and (ii) we meet the applicable requirements of paragraph (a)(1) of Rule 139 under the Securities Act in the manner contemplated by Conduct Rule 2711(f) of the Financial Industry Regulatory Authority.

Our executive officers and directors, HRG and HGI Funding LLC have agreed that, subject to the exceptions set forth below, they will not, directly or indirectly, take any of the following actions with respect to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock: (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock within the meaning of Section 16 of the Exchange Act or (v) file with the SEC a registration statement under the Securities Act relating to our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to take any such action (other than as required by applicable securities laws with respect to any arrangement in existence prior to such lock-up agreement), in each case without the prior written consent of Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. for a period of 90 days after the date of this prospectus supplement. However, in the event that either (1) during the last 17 days of the lock-up period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then in either case the expiration of the lock-up will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless (A) Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. waive, in writing, such an extension or (B) at the expiration of the lock-up period, (i) the securities are “actively traded securities” (as defined in Regulation M under the Exchange Act) and (ii) we meet the applicable requirements of paragraph (a)(1) of Rule 139 under the Securities Act in the manner contemplated by Conduct Rule 2711(f) of the Financial Industry Regulatory Authority. The foregoing restrictions applicable to each such person will not apply to any securities acquired by such person in the open market. In addition, the foregoing lock-up agreement will not prohibit (A) transfers of our common stock as a bona fide gift or gifts, (B) transfers of our common stock to any trust for the direct or indirect benefit of such person or the immediate family of such person, (C) if such person is a limited liability company, partnership or corporation, distributions of our common stock to members, partners or stockholders of such person, (D) transfers of our common stock to entities under common control or management with such person, (E) transfers or sales of our common stock pursuant to any contract, instruction or plan complying with Rule 10b5-1 under the Exchange Act that has been entered into by such person prior to the date of this prospectus supplement; provided that any filings under the Exchange Act or otherwise made in connection with any such transfer or sale shall state that the transfer or sale was made pursuant to a contract, instruction or plan complying with Rule 10b5-1, (F) the entry into an instruction or plan complying with Rule 10b5-1 under the Exchange Act; provided that no transfer or sale pursuant to such instruction or plan made shall be made until after the expiration of the 90-day lock-up period, (G) if such person is an individual, transfers to any beneficiary of or estate of a beneficiary of the undersigned pursuant to a will or intestacy and (H) if such person is a limited liability company, partnership or corporation, the transfer of the securities to a trustee, collateral agent or other agent pursuant to a foreclosure under any security agreement, collateral agreement or similar agreement in existence on the date of such lock-up agreement; provided that in the case of any transfer, distribution or entry into instruction or plan pursuant to clause (A), (B), (C), (D), (F) or (G), each donee, distributee or other recipient (if not already a party to a lock-up arrangement similar to this Lock-Up Agreement) agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer as if such transferee were such person for the balance of the 90-day lock-up period; provided further that any transfer, distribution or entry into instruction or plan pursuant to clause (A), (B), (C) or (D) shall not involve any disposition for value; and provided further that, other than a transfer pursuant to clause (G) or (H), no public announcement or filing by any party (donor, donee, distributor, distributee, transferor or transferee) under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period).

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is listed on the New York Stock Exchange under the symbol “SPB.”

Settlement

The Underwriters expect to deliver shares of common stock against payment on or about May    , 2015, which will be the fourth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T + 4”) and will be after the record date for the Second Quarter Dividend. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of common stock on the date of this prospectus supplement will be required, by virtue of the fact that the shares of common stock will initially settle T + 4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of shares of common stock who wish to trade on the date of this prospectus supplement should consult their own advisor.

Conflicts of Interest

Leucadia National is the parent company of Jefferies LLC, one of the underwriters in this offering and also owns approximately 23% of the outstanding common stock of HRG, which in turn owns 58% of our outstanding common stock prior to giving effect to this offering. Accordingly, there is a conflict of interest, as defined in Rule 5121 of the Financial Industry Regulatory Authority, between Jefferies LLC and us. This offering will be made in compliance with the applicable provisions of FINRA Rule 5121. Jefferies LLC will not confirm sales over which it has discretionary authority.

In addition, certain of the underwriters and their affiliates have provided and may in the future provide certain commercial banking, financial advisory and investment banking services for us and certain of our affiliates, for which they have received and may in the future receive customary fees. In particular, an affiliate of

Deutsche Bank Securities Inc. acts as administrative agent under our Amended Term Loan Facility, and an affiliate of Jefferies LLC acts as co-documentation agent thereunder. In addition, affiliates of Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities LLC are agents and/or lenders under our asset-backed lending facility (our “ABL Facility”).

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement (the “Shares”) may not be made in that Relevant Member

State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of Credit Suisse Securities (USA) LLC for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, has passed on the validity of the shares of common stock offered by this prospectus and certain legal matters on our behalf. Davis Polk & Wardwell LLP, New York, New York is acting as counsel for the underwriters.

EXPERTS

The consolidated financial statements and schedule II of Spectrum Brands Holdings, Inc. as of September 30, 2014 and 2013, and for each of the years in the three-year period ended September 30, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent auditors, has audited the consolidated financial statements of Armored AutoGroup Parent, Inc. as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, as set forth in their report, which has been incorporated by reference in this prospectus and elsewhere in the registration statement. Armored AutoGroup Parent, Inc.’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Armored AutoGroup Inc. as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, as set forth in their report, which has been incorporated by reference in this prospectus and elsewhere in the registration statement. Armored AutoGroup Inc.’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, has audited the consolidated financial statements of IDQ Holdings, Inc. as of December 31, 2014 and for the periods from January 1, 2014 to March 16, 2014 (Predecessor) and March 17, 2014 to December 31, 2014 (Successor), as set forth in their report, which has been incorporated by reference in this prospectus and elsewhere in the registration statement. IDQ Holdings, Inc.’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of IDQ Holdings, Inc. and its subsidiary as of December 31, 2013, and the related consolidated statements of comprehensive (loss) income, stockholders’ equity, and cash flows for the year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, and the related notes to the consolidated financial statements, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

IDQ Holdings, Inc. has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on IDQ Holdings, Inc.’s past financial statements incorporated by reference in the registration statement.

Prospectus

Spectrum Brands Holdings, Inc.

Common Stock

We may from time to time offer and sell shares of our common stock in one or more offerings, at prices and on terms that we determine at the time of the offering.

Each time we offer securities, we will provide a prospectus supplement containing more information about the particular offering together with this prospectus. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities without a prospectus supplement.

Our common stock is listed on the New York Stock Exchange, or the “NYSE,” under the symbol “SPB.” On May 5, 2015, the closing price of our common stock on the NYSE was $92.17 per share.

You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in our common stock involves risks. Before investing in our common stock, you should read and consider the restrictions described under “Risk Factors” beginning on page 3 of this prospectus and in the documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under this process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the shares of our common stock that we may offer.

Each time we offer securities, we, to the extent required, will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. The applicable prospectus supplement and/or other offering material may also add, update or change information contained in this prospectus and in the documents incorporated by reference into this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information contained in or incorporated by reference into the prospectus supplement. You should read this prospectus, any applicable prospectus supplement and any other offering material together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any other person to provide any information other than that contained or incorporated by reference into this prospectus or in any applicable prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

INCORPORATION OF DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC (except that, in each case, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of Form 8-K, any exhibit relating to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished,” and not filed, with the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, filed with the SEC on November 21, 2014 (our “2014 Annual Report”);

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on December 23, 2014, to the extent incorporated by reference in our 2014 Annual Report;

•	our Quarterly Reports on Form 10-Q for the quarter ended December 28, 2014, filed with the SEC on February 5, 2015, and for the quarter ended March 29, 2015, filed with the SEC on May 1, 2015 (our “Second Quarter 10-Q”);

•	our Current Reports on Form 8-K, filed with the SEC on December 8, 2014, December 19, 2014, January 14, 2015, January 22, 2015, February 2, 2015, February 6, 2015, February 20, 2015, March 20, 2015 and April 29, 2015; and

•	the description of our capital stock incorporated by reference into our registration statement on Form 8-A, filed with the SEC on May 28, 2010.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the relevant offering under this prospectus, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents; provided that, unless otherwise indicated in the applicable report, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of Form 8-K, any exhibit relating to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished,” and not filed, with the SEC.

You should not assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate as of any date other than the date of this prospectus or that prospectus supplement, respectively, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document. Our business, financial condition, results of operations and prospects may have changed since that date.

Upon your oral or written request, we will provide you with a copy of any and all of these filings (other than exhibits unless such exhibits are specifically incorporated by reference in such documents) at no cost. Requests should be directed to:

Office of the General Counsel

Spectrum Brands Holdings, Inc.

3001 Deming Way, Middleton, Wisconsin 53562

Telephone No. (608) 275-3340

Except as expressly provided above, no other information (including the information on our website) is incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.spectrumbrands.com/. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. Our website and the contents therein, or the connection thereto, however, is not, and should not be deemed to be, a part of this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our security.

TRADEMARKS

We have proprietary rights to or are exclusively licensed to use a number of registered and unregistered trademarks that we believe are important to our business, including, without limitation, Rayovac, Remington, VARTA, Tetra, 8-in-1, Dingo, Nature’s Miracle, IAMS, Eukanuba, Digest-eeze, Liquid Fence, Black Flag, Wild Harvest, Marineland, FURminator, Spectracide, Cutter, Hot Shot, Garden Safe, Repel, George Foreman, Russell Hobbs, Farberware, Toastmaster, Black + Decker, Kwikset, Weiser, Baldwin, National Hardware and Pfister. We attempt to obtain registration of our key trademarks whenever possible or practicable and pursue any infringement of those trademarks. Solely for convenience, the trademarks, service marks and tradenames referred to in this prospectus are without the “®” and “TM” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and tradenames.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data and information used throughout this prospectus and the documents incorporated by reference herein from our own internal company surveys and management estimates as well as from industry and general publications and research, surveys or studies conducted by third parties. Industry and general publications and research, studies and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such data and information. While we believe that these publications and research, studies and surveys are reliable, neither we nor the underwriters have independently verified such data and information and neither we nor the underwriters make any representation or warranty as to the accuracy of such data and information.

There is only a limited amount of independent data available about our industry, market and competitive position, particularly outside of the United States. As a result, certain data and information are based on our good faith estimates, which are derived from our review of internal data and information, information that we obtain from customers and other third-party sources. We believe these internal surveys and management estimates are reliable; however, no independent sources have verified such surveys and estimates.

The industry data that we present in this prospectus or the documents incorporated by reference herein include estimates that involve risks and uncertainties and are subject to change based on various factors, including the risk factors discussed under “Risk Factors” in this prospectus and those discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

OUR COMPANY

Unless otherwise indicated in this prospectus or the context requires otherwise, the “Company,” “we,” “us” or “our” refers to Spectrum Brands Holdings, Inc. (“SB Holdings”) and, where applicable, its consolidated subsidiaries; “Spectrum Brands” refers to Spectrum Brands, Inc. and, where applicable, its consolidated subsidiaries; and “SB/RH Holdings” refers to SB/RH Holdings, LLC, our wholly owned direct subsidiary and the direct parent of Spectrum Brands and, where applicable, its consolidated subsidiaries.

We are a diversified global branded consumer products company. SB Holdings’ common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “SPB.”

We manufacture and market alkaline, zinc carbon and hearing aid batteries, herbicides, insecticides and repellants and specialty pet supplies. We design and market rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. We also design, market and distribute a broad range of branded small household appliances and personal care products. We also design, manufacture, market, distribute and sell certain hardware, home improvement and plumbing products, and are a leading United States (“U.S.”) provider of residential locksets and builders’ hardware and a leading provider of faucets. Our manufacturing and product development facilities are located in the U.S., Europe, Latin America and Asia. Substantially all of our rechargeable batteries, chargers and portable lighting products, shaving and grooming products, small household appliances and personal care products are manufactured by third-party suppliers, primarily located in Asia.

We sell our products in approximately 160 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers and enjoy strong name recognition in our markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8-in-1, Dingo, Nature’s Miracle, IAMS, Eukanuba, Healthy-Hide, Digest-eeze, Spectracide, Cutter, Hot Shot, Black + Decker, George Foreman, Russell Hobbs, Farberware, Black Flag, FURminator, Kwikset, Weiser, Baldwin, National Hardware, Stanley and Pfister brands. We also have patented technologies such as Smartkey, a rekeyable lockset technology, and Smart Code Home Connect.

Our diversified global branded consumer products have positions in six major product categories: consumer batteries, small appliances, personal care, hardware and home improvement, pet supplies and home and garden controls. Our chief operating decision maker manages the businesses in four vertically integrated, product-focused reporting segments: (i) Global Batteries & Appliances, which consists of our worldwide battery, personal care, and small appliances primarily in the kitchen and home product categories; (ii) Hardware & Home Improvement, which consists of our worldwide hardware, home improvement and plumbing business; (iii) Global Pet Supplies, which consists of our worldwide pet supplies business; and (iv) Home and Garden, which consists of our home and garden and insect control business. Management reviews our performance based on these segments. For information pertaining to our business segments, see our 2014 Annual Report and our Second Quarter 10-Q, each of which is incorporated by reference herein.

Global and geographic strategic initiatives and financial objectives are determined at the corporate level. Each business segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for sales and marketing initiatives and the financial results for all product lines within that business segment.

Our operating performance is influenced by a number of factors including: general economic conditions; foreign exchange fluctuations; trends in consumer markets; consumer confidence and preferences; our overall product line mix, including pricing and gross margin, which vary by product line and geographic market; pricing of certain raw materials and commodities; energy and fuel prices; and our general competitive position, especially as impacted by our competitors’ advertising and promotional activities and pricing strategies.

On April 28, 2015, we entered into an agreement to acquire Armored AutoGroup Parent Inc. (“AAG”). AAG is a consumer products company consisting primarily of Armor All® and STP® products, two of the most recognizable brands in the automotive aftermarket appearance products and performance chemicals categories, respectively, and the AC/PRO® brand of do-it-yourself automotive air conditioner recharge products.

Additional Information

We are a Delaware corporation and the address of our principal executive office is 3001 Deming Way, Middleton, Wisconsin 53562. Our telephone number is (608) 275-3340. Our website address is http://www.spectrumbrands.com. Our website and the contents therein or connected thereto, however, is not, and should not be deemed to be, a part of this prospectus, any applicable prospectus supplement or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our security.

RISK FACTORS

An investment in our common stock involves risks. Before deciding whether to purchase our common stock, you should carefully consider the risk factors set forth in any applicable prospectus supplement, as well as the other information contained in this prospectus, any applicable prospectus supplement, and incorporated by reference herein or therein. In addition to those risks discussed elsewhere in this prospectus, you should also consider the risks discussed under the caption “Risk Factors” included in our 2014 Annual Report, our Second Quarter 10-Q and any subsequent filings with the SEC, which are incorporated by reference into this prospectus. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. While we believe that these risks are the most important for you to consider, you should read this prospectus and the documents incorporated by reference herein carefully, including our financial statements, the notes to our financial statements and management’s discussion and analysis of our financial condition and results of operations, which are included in our periodic reports and incorporated by reference herein. See ‘‘Incorporation of Documents by Reference’’ and ‘‘Where You Can Find More Information.’’

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have made or implied certain forward-looking statements in this prospectus and the documents incorporated by reference herein. All statements, other than statements of historical facts included in this prospectus, including statements regarding our business strategy, future operations, financial condition, estimated revenues, projected costs, projected synergies, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements. When used in this prospectus, the words “anticipate,” “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “could,” “will,” “should,” “may” and similar expressions are also intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Since these forward-looking statements are based upon our current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control and some of which may change rapidly, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation:

•	the impact of our indebtedness on our business, financial condition and results of operations;

•	the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies;

•	any failure to comply with financial covenants and other provisions and restrictions of our debt instruments;

•	the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities;

•	our inability to successfully integrate and operate new acquisitions at the level of financial performance anticipated;

•	the unanticipated loss of key members of senior management;

•	the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit;

•	interest rate and exchange rate fluctuations;

•	the loss of, or a significant reduction in, sales to any significant retail customer(s);

•	competitive promotional activity or spending by competitors or price reductions by competitors;

•	the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands;

•	the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where we do business;

•	changes in consumer spending preferences and demand for our products;

•	our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties;

•	our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings;

•	the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations);

•	public perception regarding the safety of our products, including the potential for environmental liabilities, product liability claims, litigation and other claims;

•	the impact of pending or threatened litigation;

•	changes in accounting policies applicable to our business;

•	government regulations;

•	the seasonal nature of sales of certain of our products;

•	the effects of climate change and unusual weather activity;

•	the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets; and

•	various other risks and uncertainties, including those discussed herein and those set forth in our securities filings, including our 2014 Annual Report, Second Quarter 10-Q and other securities filings.

Some of the above-mentioned factors are described in further detail in the section entitled “Risk Factors” in our 2014 Annual Report, which is incorporated by reference herein. You should not assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate as of any date other than the date of this prospectus or that prospectus supplement, respectively, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document. Our business, financial condition, results of operations and prospects may have changed since that date. Except as required by applicable law, including the securities laws of the U.S. and the rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

USE OF PROCEEDS

We will describe the use of the net proceeds of any offering of shares of our common stock in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our Amended and Restated Certificate of Incorporation (our “Charter”) and our Second Amended and Restated By-laws (our “By-laws”, and together with our Charter, our “Organizational Documents”) and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). The following description may not contain all of the information that is important to you. To understand them fully, you should read our Organizational Documents and the applicable provisions of the DGCL in their entirety.

Authorized Capital Stock

Our Charter authorizes us to issue two classes of capital stock, designated as common stock and preferred stock. The total number of shares of all classes of capital stock that we are authorized to issue is 300,000,000, consisting of 200,000,000 shares of common stock, with a par value of $0.01 per share (“common stock”), and 100,000,000 shares of preferred stock, with a par value of $0.01 per share (“preferred stock”).

Common Stock

Dividend Rights

Subject to applicable law and the rights, if any, of the holders of outstanding preferred stock, if any, dividends may be declared and paid on our common stock at such times and in such amounts as the our board of directors may determine in its discretion.

Voting Rights

Except as may otherwise be provided our Charter, required by applicable law, or by a preferred stock designation, each holder of our common stock has the exclusive right to vote, and is entitled to one vote for each share of common stock held of record by such holder, on all matters on which stockholders generally are entitled to vote, including the election of directors to our board of directors.

Right to Receive Liquidation Distributions

In the event of our voluntary or involuntary dissolution, liquidation or winding up, subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of our common stock will be entitled to receive, ratably in proportion to the number of shares held by them, the assets legally available for distribution to our stockholders after the payment of all our debts and other liabilities.

Preferred Stock

Our board of directors is authorized to issue our preferred stock in one or more series and to fix the number of shares to be included in any such series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series. The authority of our board of directors with respect to each such series includes the determination of any or all of the following:

•	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

•	the voting powers, if any, and whether such voting powers are full or limited in such series;

•	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

•	whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

•	the rights of such series to the distribution of our assets in the event of a voluntary or involuntary dissolution, liquidation or winding up of our affairs;

•	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of our capital stock, or any other security, or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

•	the right, if any, to subscribe for or to purchase any of our securities or the securities of any other corporation or other entity;

•	the provisions, if any, of a sinking fund applicable to such series; and

•	any other relative, participating, optional or other special powers, preferences or rights and qualifications, limitations or restrictions thereof.

Our Transfer Agent and Registrar

Computershare Shareowner Services is the transfer agent and registrar for our common stock.

Stock Exchange Listing of Our Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “SPB.”

Other Provisions of Our Organizational Documents

Purchase Rights of Eligible Stockholders

Each stockholder who, together with its affiliates, holds 5% or more of our outstanding voting securities (an “eligible stockholder”) has the right to purchase such eligible stockholder’s pro rata share of all or any part of any “new securities” that we may issue from time to time. Affiliates of eligible stockholders to whom an eligible stockholder assigns its rights are also considered eligible stockholders, if they otherwise meet the aggregate ownership requirement.

The term “new securities” is defined to include: (i) any debt instruments issued by us or any of our subsidiaries to any eligible stockholder or any of our affiliates, (ii) our capital stock, whether now authorized or not, (iii) the equity securities of our subsidiaries, (iv) rights, options or warrants to purchase such capital stock, equity securities or debt instruments and (v) securities of any type whatsoever that are, or may become, convertible into, exercisable for or exchangeable into such capital stock, equity securities or debt instruments. The term “new securities” is defined to exclude securities issued or issuable: (a) to our officers, directors, employers or consultants (or persons who at the time of the grant were our officers, directors, employers or consultants) or officers, directors, employers or consultants of any of our subsidiaries pursuant to an equity incentive plan or stock purchase plan or agreement on terms approved by our board of directors, (b) in connection with a stock split (or reverse stock split), subdivision, conversion, recapitalization, reclassification, dividend or distribution in respect of our capital stock, (c) to the public pursuant to a registration statement or debt securities issuable pursuant to an offering made in reliance on Rule 144A under the Securities Act of 1933, as amended (the Securities Act”), (d) as consideration for our acquisition of another entity, (e) upon exercise of any convertible securities or in connection with payment-in-kind interest, (f) as any right, option or warrant to acquire any such securities so excluded and (g) any securities issued or issuable pursuant to the Agreement and Plan of Merger, dated as of February 9, 2010, as amended on March 1, 2010, March 26, 2010 and April 30, 2010, by and among SB Holdings, Russell Hobbs, Inc., Spectrum Brands, Battery Merger Corp., and Grill Merger Corp. (the “SB/RH Merger Agreement”), the Harbinger Support Agreement (as defined in the SB/RH Merger Agreement) or the Stockholder Agreement, dated as of February 9, 2010, by and among the Harbinger Capital

Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd. and Spectrum Brands Holdings, Inc. (f/k/a SB/RH Holdings, Inc.), and to which HRG Group, Inc. (f/k/a Harbinger Group Inc.) is party pursuant to a Joinder, dated as of September 10, 2010.

Corporate Opportunities

Our stockholders, their affiliates and directors elected or appointed to our board of directors by our stockholders: (i) may have participated, directly or indirectly, and may continue to participate in businesses that are similar to or compete with our business; (ii) may have interests in, participate with, aid and maintain seats on the board of directors of other such entities; and (iii) may develop opportunities for such entities. These individuals may encounter business opportunities in such capacities that we or our stockholders may desire to pursue. These individuals will have no obligation to us to present any such business opportunity to us before presenting and/or developing such opportunity with anyone else, other than any such opportunities specifically presented to any such stockholder or director for our benefit in his or her capacity as our stockholder or director. In any such case, to the extent a court might hold that the conduct of such activity is a breach of a duty to us, we have waived any and all claims and causes of action that we believe that we may have for such activities.

Restrictions on Affiliate Transactions

Under our Charter, subject to certain exceptions listed therein, we and certain of our subsidiaries are not permitted to engage in any transactions in excess of $1 million with any Significant Stockholder unless such transaction is approved in advance by our board of directors with the approval of a majority of the members of the board of directors who are disinterested with respect to the applicable transaction. “Significant Stockholder” means any stockholder who, together with its affiliates, beneficially owns 40% or more of our outstanding voting securities on an as converted basis.

Removal of Directors

At any time when our board of directors is not classified, our directors may not be removed from office without cause except with the affirmative vote of the holders of (i) a majority of our outstanding voting securities and (ii) a majority of our outstanding voting securities that are not held by Significant Stockholders.

Annual Meetings of Stockholders

Our By-laws require a stockholder proposing business at our annual meeting of stockholders to provide advance notice and submit certain information concerning the stockholder, certain beneficial owners of the related stock and their respective affiliates in connection with making such proposal.

Amendment of Our Organizational Documents

Pursuant to the DGCL, the approval of our board of directors and, except in limited circumstances, the holders of a majority of the voting power of our outstanding stock is required to amend our Charter. In addition, pursuant to the DGCL, the affirmative vote of the holders of the outstanding shares of a class of our stock, voting as a separate class, is required if the amendment would alter or change the powers, preferences or special rights of the class so as to affect them adversely.

Amendments of our Organizational Documents relating to (i) purchase rights of our stockholders, (ii) restrictions on Significant Stockholders engaging in “going-private” transactions, (iii) provisions related to conflicts of interests, (iv) the election and removal of directors, (v) the nomination and designation of committees of our board of directors, (vi) reporting obligations to the SEC and (vii) affiliate transactions will require the affirmative vote of a majority of our board of directors and a majority of the independent directors of our board of directors. In addition, certain amendments of our Organizational Documents relating to (i) the ability of our stockholders to call a special meeting of stockholders, (ii) the number and term of our directors, (iii) the nomination and election procedures for our directors, (iv) provisions relating to committees of our board of directors and (v) provisions relating to affiliate transactions and tag-along rights, will require the affirmative vote of a majority of our board of directors and a majority of the independent directors of our board of directors.

Our board of directors has the power to make, alter, amend and repeal our By-laws and to make new by-laws; provided that our stockholders may, subject to majority voting requirements, make additional by-laws and may alter and repeal any by-laws whether such by-laws were originally adopted by the stockholders or our board of directors.

Delaware Law Regulating Corporate Takeovers

The provisions of Section 203 of the DGCL regulate corporate takeovers by, in general, prohibiting a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, subject to certain exceptions. Our Charter contains a provision opting-out of Section 203 of the DGCL, and, accordingly, we are not subject to this provision.

Limitation of Liabilities and Indemnification

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any third-party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or firm, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, that are actually and reasonably incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such actions or suits, and the statute requires approval of the Delaware Court of Chancery or the court in which the action or suit was brought, upon application, before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our Charter and By-laws each contain an indemnification provision that provides that we will indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at our request as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection therewith. Each Organizational Document also provides that we will pay the expenses incurred by such person in defending any such proceeding in advance of its final disposition, to the extent not prohibited by applicable law and, to the extent required by applicable law, we receive an undertaking to repay such amount advanced if it is ultimately determined that such person is not entitled to be indemnified. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of the Organizational Documents, agreement, vote of stockholders or disinterested directors or otherwise.

The Charter provides that, to the fullest extent permitted under the DGCL, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. This provision is known as an exculpation provision. This exculpation provision is limited by Section 102(b)(7) of the DGCL, which prohibits the elimination or limitation of the personal liability of a director:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Each Organizational Document provides that any repeal or amendment of the indemnification or the exculpation provision by our stockholders or by changes in law, or the adoption of any other provision of the Organizational Documents inconsistent with the aforementioned provisions, will, unless otherwise required by law, be prospective only (except, with respect to the indemnification provision, such amendment or change permits us to provide broader rights retroactively), and will not in any way diminish or adversely affect any right or protection of a director of the Company existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

In addition, we maintain liability insurance for our directors and officers and for the directors and officers of our majority-owned subsidiaries. This insurance provides for coverage, subject to certain exceptions, against loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws.

PLAN OF DISTRIBUTION

We currently intend to offer and sell pursuant to one or more prospectus supplements, from time to time, our common stock offered by this prospectus, in one or more underwritten or other public offerings and at prices and on terms that will be determined at the time of the offering. We may sell our common stock:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

We may directly solicit offers to purchase our common stock, or agents may be designated to solicit such offers. We will, in the applicable prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our common stock through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the common stock may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at privately negotiated prices or without cash consideration.

Each prospectus supplement will describe the method of distribution of our common stock and any applicable restrictions. The prospectus supplement will describe the terms of the offering of our common stock, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	the exchange on which the securities will be listed.

If any underwriters or agents are utilized in the sale of our common stock in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of our common stock in respect of which this prospectus is delivered, we will sell such common stock to the dealer, as principal. The dealer may then resell such common stock to the public at varying prices to be determined by such dealer at the time of resale.

Agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our common stock from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of our common stock sold pursuant to such contracts shall be neither less than nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of our common stock covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if our common stock is also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such common stock not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of our common stock, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock the prices of which may be used to determine payments on such common stock. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of our common stock, the underwriters may bid for, and purchase, our common stock in the open market. Finally, in any offering of our common stock through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in the offering if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for a holder’s securities may be more than three scheduled business days after the trade date for such holder’s securities. Accordingly, in such a case, if such holder wishes to trade securities on any date prior to the third business day before the original issue date for such holder’s securities, such holder will be required, by virtue of the fact that such holder’s securities initially are expected to settle in more than three scheduled business days after the trade date for such holder’s securities, to make alternative settlement arrangements to prevent a failed settlement.

Our common stock is listed on the NYSE under the symbol “SPB.” However, we can give no assurances as to the development of liquidity or trading market for the shares.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the common stock offered by this prospectus and certain legal matters on our behalf. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule II of Spectrum Brands Holdings, Inc. as of September 30, 2014 and 2013, and for each of the years in the three-year period ended September 30, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

Spectrum Brands Holdings, Inc.

Common Stock

PROSPECTUS

                , 2015

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